Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 16, 2007

among

KRISPY KREME DOUGHNUT CORPORATION

KRISPY KREME DOUGHNUTS, INC.

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender

Arranged by

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

WELLS FARGO FOOTHILL, INC. and WACHOVIA BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

and

CAROLINA FIRST BANK,
as Documentation Agent

______________

$160,000,000

______________

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Terms Generally	27
SECTION 1.03.	Accounting Terms; GAAP; Historical Financial Calculations	27
SECTION 1.04.	Classification of Loans and Borrowings	27

ARTICLE II THE CREDITS	28

ARTICLE III GUARANTEE	57

ARTICLE IV REPRESENTATIONS AND WARRANTIES	62

ARTICLE V CONDITIONS	68

SECTION 5.01.	Effective Date	68
SECTION 5.02.	Each Credit Event	71

ARTICLE VI AFFIRMATIVE COVENANTS	72

ARTICLE VII NEGATIVE COVENANTS	81

ARTICLE VIII EVENTS OF DEFAULT	92

ARTICLE IX THE ADMINISTRATIVE AGENT, COLLATERAL AGENT, LENDERS AND ARRANGER	95

ARTICLE X MISCELLANEOUS	97

SCHEDULE I	-	Existing Letters of Credit
SCHEDULE II	-	Commitments
SCHEDULE III	-	Material Agreements and Liens
SCHEDULE IV	-	Restrictive Agreements
SCHEDULE V	-	Litigation
SCHEDULE VI	-	Environmental Matters
SCHEDULE VII	-	Subsidiaries and Investments
SCHEDULE VIII	-	Real Property
SCHEDULE IX	-	Labor Matters
SCHEDULE X	-	Specified Contingent Obligations
SCHEDULE XI	-	Transactions with Affiliates
SCHEDULE XII	-	Certain Real Property
SCHEDULE XIII	-	Title Matters

EXHIBIT A	-	Form of Assignment and Acceptance
EXHIBIT B	-	Form of Security Agreement
EXHIBIT C	-	Form of Guarantee Assumption Agreement
EXHIBIT D	-	Form of Request for Loan
EXHIBIT E	-	Form of Interest Election Request
EXHIBIT F	-	Form of Revolving Credit Note
EXHIBIT G	-	Form of Term Note

CREDIT AGREEMENT (this “Agreement”) dated as of February 16, 2007, among KRISPY KREME DOUGHNUT CORPORATION, a North Carolina corporation (the “Borrower”), KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation (the “Parent Guarantor”), the SUBSIDIARY GUARANTORS (as defined below), the LENDERS (as defined below) and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender.

Each of the Parent Guarantor and the Borrower has requested that the Lenders extend credit to the Borrower, under the guarantee of the Guarantors (as defined below), in an aggregate principal or face amount not exceeding $160,000,000 (which may, in circumstances herein provided, be increased to $185,000,000), to refinance certain indebtedness, to finance the operations of the Borrower and the Guarantors and for other purposes. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means CS, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning set forth in the recitals of parties hereof.

“Alternate Base Rate” or "ABR" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime

Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Commitment Fee Rate” means 0.50% per annum, provided that if the Consolidated Leverage Ratio on the last day of any Test Period ending on or after July 29, 2007 is less than 2.50 to 1.0, then the Applicable Commitment Fee Rate shall be 0.375% per annum. For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each Test Period based upon the Parent Guarantor's consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) each change in the Applicable Commitment Fee Rate resulting from a change in the Consolidated Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Applicable Commitment Fee Rate shall be 0.50% per annum (A) at any time that an Event of Default has occurred and is continuing or (B) if the Parent Guarantor fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Margin” means: (a) with respect to any ABR Loan, 2.00% per annum; and (b) with respect to any Eurodollar Loan, 3.00% per annum; provided that if, prior to the date falling six months after the date hereof, the Borrower obtains both a corporate rating from S&P and a corporate family rating from Moody’s (such corporate and corporate family ratings being referred to herein as “Corporate Ratings”), as well as ratings for the Term Loans and the Revolving Credit Loans from both of S&P and Moody’s, then (subject to the following sentence) the Applicable Margin for ABR Loans and for Eurodollar Loans shall be the applicable rate per annum set forth below from and after the date the Borrower furnishes written evidence of such Corporate Ratings and such ratings for the Term Loans and the Revolving Credit Loans:

Level	Moody’s and S&P Corporate Ratings	Eurodollar Loan	ABR Loan
I	B1 or higher and B+ or higher (with a stable outlook for each)	2.25%	1.25%
II	If Level I does not apply, B2 or higher and B or higher (with a stable outlook for each)	2.50%	1.50%
III	If Level I or Level II does not apply	2.75%	1.75%

The Applicable Margin for the Incremental Loans of any Series shall be determined at the time such Series of Loans is established pursuant to Section 2.01(c); and (a) if the Applicable Margin for Incremental Facility Term Loans of any Series would otherwise be more than 25 basis points higher than the Applicable Margin for Term Loans, then the Applicable Margin for Term Loans shall be automatically increased to a rate per annum equal to 25 basis points less than the Applicable Margin for such Series of Incremental Facility Term Loans from and after the earlier of the initial date of borrowing of such Incremental Facility Term Loans or the date that the related Incremental Facility Term Loan Commitments are established and (b) if the Applicable Margin for Incremental Revolving Credit Loans of any Series would otherwise be more than 25 basis points higher than the Applicable Margin for Revolving Credit Loans, then the Applicable Margin for Revolving Credit Loans shall be automatically increased to a rate per annum equal to 25 basis points less than the Applicable Margin for such Series of Incremental Facility Revolving Credit Loans from and after the date that the related Incremental Facility Revolving Credit Commitments are established. If the Corporate Ratings from S&P and Moody's are two or more notches apart then, for purposes of the table above, the lower of such Corporate Ratings shall be deemed to be one notch higher than the Corporate Rating so assigned.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Sections 2.04 or 2.05 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Swingline Lender or any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total (without duplication) unused Commitments, Loans and LC Exposure represented by the aggregate amount (without duplication) of such Lender’s unused Commitments, Loans and LC Exposure. If the Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments or Incremental Facility Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” means CS Securities.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Revolving Credit Lender” has the meaning set forth in Section 2.08(e)(i).

“Assuming Term Loan Lender” has the meaning set forth in Section 2.08(f)(i).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the recital of parties hereto.

“Borrowing” means (a) all Syndicated ABR Loans made, converted or continued on the same date, (b) all Eurodollar Loans that have the same Interest Period or (c) a Swingline Loan.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by any member of the Financial Test Group to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP and excluding (x) acquisitions made pursuant to Section 7.03(l), (y) Investments made pursuant to Section 7.05(i) and (o), and (z) Capital Lease Obligations entered into pursuant to Section 7.01(e).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Included Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 USC § 9601 et seq.), as amended from time to time, and any regulations promulgated with respect thereto and any state or local counterparts thereto.

“Change in Control” means (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of the voting stock of the Parent Guarantor; or (b) as of any date a majority of the Board of Directors of the Parent Guarantor consists of individuals who were not either (i) directors of the Parent Guarantor as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of the Parent Guarantor of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the Board of Directors of the Parent Guarantor of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or any Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class” has the meaning set forth in Section 1.04.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted as security for any of the Secured Obligations.

“Collateral Account” has the meaning set forth in Section 4.01 of the Security Agreement.

“Collateral Agent” means CS, in its capacity as collateral agent for the Administrative Agent and the Lenders under the Security Documents.

“Commitment” means a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Facility Commitment (if any) or any combination thereof (as the context requires).

“Consolidated EBITDA” means the sum of the following, calculated on a consolidated basis in accordance with GAAP for the Financial Test Group, for the relevant fiscal period: Consolidated Net Income plus, (i) to the extent deducted in determining Consolidated Net Income, (a) Depreciation and Amortization, (b) Consolidated Interest Expense less Consolidated Interest Income, (c) income tax expense, (d) extraordinary (it being understood that for the purposes of this clause (d), “extraordinary” shall not mean extraordinary as determined in accordance with GAAP) professional fees and expenses (including legal fees and Kroll fees (including any success fee, the cash portion of which was permitted by Section 7.07(g))), (e) store closure costs (including lease termination costs), and (f) costs, fees and expenses incurred in connection with the shareholder litigations, SEC investigation and the other Disclosed Matters (including settlement and judgment costs), (g) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period and (h) fees and expenses incurred in connection with the Transactions (including (x) in connection with the delivery of the Mortgages following the Effective Date and (y) fees and expenses associated with terminating the Existing Credit Agreement and the termination of any Hedging Agreements in connection therewith) less (ii) the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense less Consolidated Interest Income for such Test Period.

“Consolidated Interest Expense” means, for any period, interest, whether expensed or capitalized, in respect of Indebtedness of any member of the Financial Test Group outstanding during such period; provided that Consolidated Interest Expense shall (i) exclude the write-off of deferred financing charges as a result of the Transactions and the amortization of deferred financing charges arising from the Transactions and (ii) be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated Interest Income” means, for any period, interest income of any member of the Financial Test Group during such period.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Debt on the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, for any period, the Net Income of the Financial Test Group determined on a consolidated basis in accordance with GAAP, but (without duplication), excluding, but only to the extent otherwise included in the calculation of Net Income, (i) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of the Parent Guarantor or is merged into or consolidated with the Parent Guarantor or any of its Subsidiaries, (ii) the income (or deficit) of any Person (other than members of the Financial Test Group) in which the Parent Guarantor or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a member of the Financial Test Group in the form of cash dividends or cash distributions, (iii) the undistributed positive earnings of any Subsidiary of the Parent Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contract or agreement binding on such Subsidiary (other than under any Loan Document), any constitutive document of such Subsidiary or any law, regulation or other legal restriction applicable to such Subsidiary, (iv) unrealized gains and losses with respect to obligations under Hedging Agreements for such period, (v) gains and losses from the early extinguishment of Indebtedness and (vi) gains or losses on Dispositions.

“Consolidated Subsidiary” means a Subsidiary, the accounts of which are customarily consolidated with those of the Parent Guarantor in accordance with GAAP for the purpose of reporting to stockholders of the Parent Guarantor or, in the case of a Subsidiary acquired after the Effective Date, the accounts of which would, in accordance with GAAP, be so consolidated for that purpose.

“Consolidated Total Debt” means at any date the aggregate principal amount of all Indebtedness of the Financial Test Group (excluding obligations of the Financial Test Group with respect to (x) Hedging Agreements and (y) Specified Contingent Obligations), determined on a consolidated basis in accordance with GAAP as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” has the meaning set forth in Section 2.05(f).

“Corporate Ratings” has the meaning set forth in the definition of “Applicable Margin.”

“CS” means Credit Suisse, acting through one or more of its branches, and any Affiliate thereof.

“CS Securities” means Credit Suisse Securities (USA) LLC, acting through one or more of its branches, and any Affiliate thereof.

“Current Disposition” has the meaning set forth in Section 2.10(c)(iv).

“Debt Incurrence” means the incurrence by any member of the Financial Test Group after the Effective Date of any Indebtedness, other than Indebtedness incurred as permitted by any of paragraphs (a) through (k) of Section 7.01.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Depreciation and Amortization” means for any period the sum of all depreciation and amortization expense of the Financial Test Group for such period, as determined in accordance with GAAP.

“Disclosed Matters” means the actions, suits, investigations and proceedings disclosed in Schedule V and the environmental matters disclosed in Schedule VI.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any member of the Financial Test Group (other than an Inactive Company) to any other Person including any Equity Issuance by a Subsidiary of the Parent Guarantor and excluding any sale, assignment, transfer or other disposition of any property permitted by Section 7.03 (other than pursuant to clauses (d), (f) or (g) thereof).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries other than Foreign Subsidiaries.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Claim” means any claim, action, suit or notice by or from any Person as a result of or in connection with any violation of or liability under any Environmental Law.

“Environmental Laws” means all laws (including all common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to pollution, the environment, health and safety (as relating to exposure to Hazardous Materials), and the preservation or reclamation of natural resources, including without limitation any of the foregoing relating to the management, use, disposal, arrangement for disposal, Release or threatened Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any property covered by the Mortgages thereunder in favor of any governmental entity), resulting from or based upon (a) a violation of any Environmental Law, (b) arising under any Environmental Law with respect to (i) the generation, use, handling, transportation, storage, treatment, arrangement for disposal or disposal of any Hazardous Materials, (ii) exposure to any Hazardous Materials, or (iii) the Release or threatened Release of any Hazardous Materials or (c) any contract, agreement or other consensual arrangement pursuant to which liability under any Environmental Law is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by the Parent Guarantor after the Effective Date of (i) any of its capital stock, (ii) any warrants or options (other than convertible Indebtedness) exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Parent Guarantor or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Parent Guarantor issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Parent Guarantor (b) the receipt by the Parent Guarantor after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution). The term “Equity Issuance” shall not include any such issuance or sale to the Parent Guarantor or any of its Subsidiaries or the receipt of any capital contribution from the Parent Guarantor or any of its Subsidiaries.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower and/or the Parent Guarantor, is treated as a single employer under

Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Guarantor, the Borrower or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Guarantor, the Borrower or any their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Parent Guarantor, the Borrower or any their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VIII.

“Excess Cash Flow” means, for any period, the result of the following calculation for such period determined on a consolidated basis for the Financial Test Group without duplication in accordance with GAAP: (a) Consolidated EBITDA minus (b) Capital Expenditures (except to the extent financed with Indebtedness) minus (c) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during such period minus (d) Consolidated Interest Expense for such period minus (e) the aggregate amount of Investments made in cash during such period pursuant to Section 7.05(i) and (o) minus (f) taxes of the Parent Guarantor and its Subsidiaries payable in cash for such period minus (g) to the extent added to determine Consolidated EBITDA, those items set forth in clauses (d), (e), (f) and (h) of the definition of "Consolidated EBITDA" to the extent such items were paid in cash by the Parent Guarantor or any of its Subsidiaries on a consolidated basis during such period.

“Excess Funding Guarantor” has the meaning set forth in Section 3.08.

“Excess Payment” has the meaning set forth in Section 3.08.

“Excluded Disposition” means a Disposition the Net Available Proceeds of which are less than $100,000.

“Excluded Real Property” means real property interests of the Obligors in the property identified in Schedule VIII as Excluded Real Property.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Issuing Lender, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes measured by net income, net profits or overall gross receipts, capital or net worth (including, without limitation, branch profits or similar taxes) by the United States of America, or by any jurisdiction, that are imposed solely as a result of (I) the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender (as the case may be) being or having been organized or resident in, having or having had an office in, or doing or having done business in such jurisdiction (other than a business that is or was deemed to arise solely by reason of the Transactions) and (II) the Borrower being organized or resident, maintaining an office or conducting business in such jurisdiction) and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after such Lender becomes a party to this Agreement) to comply with Section 2.16(e).

“Existing Credit Agreements” means the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement.

“Existing First Lien Credit Agreement” means the first lien credit agreement dated as of April 1, 2005, as amended, among the Borrower, the lenders party thereto, CS (formerly known as Credit Suisse First Boston), as administrative agent and issuing lender and Wells Fargo Foothill, Inc., as collateral agent, issuing lender, swingline lender, and syndication agent, CS Securities, as sole bookrunner and sole lead arranger, and the co-arranger and documentation agent referred to therein.

“Existing Letters of Credit” means those letters of credit identified on Schedule I.

“Existing Second Lien Credit Agreement” means the second lien credit agreement dated as of the April 1, 2005 among the Borrower, the other obligors set forth therein, the lenders set forth therein, CS (formerly known as Credit Suisse First Boston), as administrative agent and paying agent for the second lien lenders, as collateral agent for such lenders, and as fronting bank, including any replacement thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Obligor, the chief financial officer, principal accounting officer, treasurer or controller of such Obligor.

“Financial Test Group” means the Parent Guarantor and the Consolidated Subsidiaries. In determining the Financial Test Group for any date or period of time, only entities that are members of the Financial Test Group as of such date or during such period of time, as the case may be, shall be included. “Fiscal Quarter” means a fiscal quarter of the Parent Guarantor.

“Fiscal Year” means a fiscal year of the Parent Guarantor.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction outside the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 6.10(a) is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.

“Guaranteed Obligations” has the meaning set forth in Section 3.01.

“Guarantors” means the Parent Guarantor and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to or with respect to which liability is imposed under any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement. The amount of any Indebtedness or Other Pari Passu Obligations arising from obligations of any Person under any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Immaterial Subsidiary” means (x) any Subsidiary of Borrower that owns assets constituting no more than 2.5% of the book value of the assets of the Parent Guarantor and its Consolidated Subsidiaries, taken as a whole; provided that any Subsidiary that, when such Subsidiary’s assets are aggregated with those of all other Immaterial Subsidiaries as to which (i) any event described in clause (g), (h), (i), (j), (k) or (l) of Article VIII has occurred and is continuing or (ii) their Guarantees are being or have been released in accordance with Section 10.02(b)(vii), would collectively own aggregate assets constituting more than 5.0% of the book value of the assets of the Parent Guarantor and its Consolidated Subsidiaries, taken as a whole, shall not be considered an Immaterial Subsidiary, (y) any Prohibited Subsidiary and (z) any Inactive Company.

“Inactive Company” means any Person that conducts no business activity (other than any unwinding or liquidation activities), has no income and has assets with a value that does not exceed $1,000.

“Included Subsidiaries” means all Consolidated Subsidiaries, except that no Inactive Company shall be an Included Subsidiary.

“Increasing Revolving Credit Lender” has the meaning set forth in Section 2.08(e)(i).

“Increasing Term Loan Lender” has the meaning set forth in Section 2.08(f)(i).

“Incremental Facility Agreement” shall have the meaning assigned to such term in Section 2.01(c).

“Incremental Facility Commitments” means the Incremental Facility Revolving Credit Commitments and the Incremental Facility Term Loan Commitments.

“Incremental Facility Lenders” means the Incremental Facility Revolving Credit Lenders and the Incremental Facility Term Loan Lenders.

“Incremental Facility Loans” means the Incremental Facility Revolving Credit Loans and the Incremental Facility Term Loans.

“Incremental Facility Revolving Credit Commitment” means, for each Incremental Facility Revolving Credit Lender, and for any Series thereof, the commitment of such Incremental Facility Revolving Credit Lender to make Incremental Facility Revolving Credit Loans of such Series, expressed as an amount representing the maximum aggregate amount of such Lender’s Incremental Facility Revolving Credit Exposure (as the same may be reduced from time to time pursuant to Section 2.08, 2.09 or 2.10 or increased or reduced from time to time pursuant to assignments permitted under Section 10.04). The amount of each Lender’s Incremental Facility Revolving Credit Commitment of any Series shall be determined in accordance with the provisions of Section 2.01(c).

“Incremental Facility Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Incremental Facility Revolving Credit Loans at such time.

“Incremental Facility Revolving Credit Lenders” means, in respect of any Series of Incremental Facility Revolving Credit Loans, a Lender with an Incremental Facility Revolving Credit Commitment of such Series or, if the Incremental Facility Revolving Credit Commitments of such Series have terminated or expired, a Lender with Incremental Facility Revolving Credit Exposure.

“Incremental Facility Revolving Credit Loans” means revolving credit loans provided for pursuant to an Incremental Facility Agreement entered into pursuant to Section 2.01(c), which may be ABR Loans and/or Eurodollar Loans.

“Incremental Facility Term Loan Commitment” means, for each Incremental Facility Term Loan Lender, and for any Series thereof, the obligation of such Incremental Facility Term Loan Lender to make Incremental Facility Term Loans of such Series (as the same may be reduced from time to time pursuant to Section 2.08, 2.09 or 2.10 or increased or reduced from time to time pursuant to assignments permitted under Section 10.04). The amount of each Lender’s Incremental Facility Term Loan Commitment of any Series shall be determined in accordance with the provisions of Section 2.01(c).

“Incremental Facility Term Loan Lenders” means a Lender with an Incremental Facility Term Loan Commitment or an outstanding Incremental Facility Term Loan.

“Incremental Facility Term Loans” means term loans provided for pursuant to an Incremental Facility Agreement entered into pursuant to Section 2.01(c), which may be ABR Loans and/or Eurodollar Loans.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, giving effect to any limitations upon such Person’s liability for such Indebtedness of others as may be set forth in such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all Redeemable Preferred Stock of such Person (in the event that such Person is a corporation), (l) all obligations of such Person with respect to Hedging Agreements, (m) all obligations which are payable prior to the Term Loan Maturity Date in respect of unsecured structured settlements of Disclosed Matters and (n) all obligations of such Person to purchase securities or other property prior to the Term Loan Maturity Date arising out of or in connection with the sale of the same or substantially similar securities or property. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or incurred by any Agent, any Issuing Lender or any Lender with respect to any payment under any Loan Document other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information” has the meaning set forth in Section 10.12(b).

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan and any Swingline Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Request for Loan or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means any investment in any Person, whether by means of: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; provided that the making of any payment in accordance with the terms of any Guarantee or other contingent obligation permitted under this Agreement shall not be considered an Investment; (d) the entering into of any Hedging Agreement; (e) any purchase or other acquisition of Indebtedness or the assets of such Person, (f) any capital contribution to such Person; or (g) any other direct or indirect investment in such Person, including any acquisition by way of a merger or consolidation, and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (g) of the definition of “Indebtedness” in respect of such Person. The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.

“Issuing Lender” means CS or Wells Fargo Foothill, Inc. (or Wells Fargo Bank, NA on its behalf), as applicable, in their respective capacities as the issuer of Letters of Credit hereunder (including the Existing Letters of Credit, for which CS is the Issuing Lender), and their successors in such capacity as provided in Section 2.05(j).

“Joint Venture” means any entity in which the Parent Guarantor, the Borrower or any of their Subsidiaries has made any Investment that would be, in conformity with GAAP, set forth opposite the caption “Investment in equity method franchisees” (or any like caption) on a consolidated balance sheet of the Financial Test Group.

“Kroll” means Kroll Zolfo Cooper LLC.

“LC Disbursement” means a payment made by any Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and any Incremental Facility Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, any Incremental Facility Agreement and the Security Documents and each other agreement or written undertaking delivered to the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Lender, acting in such capacities, in furtherance or pursuant to any of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Financial Test Group taken as a whole, (b) the ability of any Obligor to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of the Borrower, the Parent Guarantor or any Subsidiary Guarantor in an aggregate principal amount exceeding $5,000,000.

“Montana Mills” means Montana Mills Bread Co., Inc., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means an instrument of Mortgage or Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or other similar instrument, satisfactory in form and substance to the Collateral Agent and the Administrative Agent, executed by an Obligor in favor of the Collateral Agent, granting a mortgage over the respective properties identified therein to secure the obligations of such Obligor under the Loan Documents to which it is a party.

“MTHM” has the meaning set forth in Section 5.01.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a) in the case of any Disposition, the aggregate amount of all cash payments received by the Parent Guarantor and/or any of its Included Subsidiaries directly or indirectly in connection with such Disposition; provided that (i) Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Parent Guarantor and/or any of its Included Subsidiaries in connection with such Disposition, (y) any federal, state, foreign and local income or other taxes estimated to be payable by the Parent Guarantor and/or any of its Included Subsidiaries as a result of such Disposition, and (z) reserves set aside on its books with respect thereto in accordance with GAAP and (ii) Net Available Proceeds shall be net of any repayments by the Parent Guarantor and/or any of its Included Subsidiaries of Indebtedness (including interest and any premiums or penalties), to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition;

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Parent Guarantor and/or any of its Included Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Parent Guarantor and/or any of its Included Subsidiaries in connection therewith, (ii) contractually required repayments of Indebtedness (including interest and any premiums or penalties), to the extent secured by a Lien on such property and any income and transfer taxes payable by the Parent Guarantor and/or any of its Included Subsidiaries in respect of such Casualty Event and (iii) reserves set aside on its books with respect thereto in accordance with GAAP;

(c) in the case of any Equity Issuance, the aggregate amount of all cash received by the Parent Guarantor and/or any of its Included Subsidiaries in respect of such Equity Issuance net of customary fees, commissions and other expenses including reserves set aside on its books with respect thereto in accordance with GAAP incurred by the Parent Guarantor and/or any of its Subsidiaries in connection therewith; and

(d) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Parent Guarantor and/or any of its Included Subsidiaries in respect of such Debt Incurrence net of customary fees, commissions and other expenses including reserves set aside on its books with respect thereto in accordance with GAAP incurred by the Parent Guarantor and/or any of its Subsidiaries in connection therewith.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Non-Consenting Lender” has the meaning set forth in Section 2.18(b).

“Obligations” means, collectively, the obligations of the Obligors to pay the principal of and interest on the Loans, reimbursement obligations with respect to LC Disbursements and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Lenders, any Issuing Lender, the Administrative Agent, the Collateral Agent or any of them under the Loan Documents.

“Obligors” means the Borrower and the Guarantors.

“Other Pari Passu Obligations” means, as at any date, the aggregate outstanding amount of all net obligations of any Obligor owing on such date to any Lender, the Arranger, or any Affiliate of any Lender or the Arranger in respect of any Hedging Agreement to the extent that such obligations are secured pursuant to the Security Documents.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent Guarantor” has the meaning set forth in the recital of parties hereto.

“Participant” has the meaning set forth in Section 10.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due, payable or delinquent or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VIII;

(f) easements, zoning and other restrictions, rights-of-way, covenants and encroachments, Liens in favor of any landlord and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent Guarantor or any of its Included Subsidiaries;

(g) Liens constituting leasehold interests made by the Parent Guarantor or any of its Included Subsidiaries as lessor entered into in the ordinary course of business;

(h) any right, title and interest of a landlord (including with respect to association dues, maintenance fees and other similar items) under any lease pursuant to which the Parent Guarantor or any of its Included Subsidiaries has a leasehold interest in any property or assets and any Liens that have been placed by such landlord on property over which the Parent Guarantor or any of its Included Subsidiaries has any real property interest;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Parent Guarantor or any of its Included Subsidiaries, where such Lien secures the related reimbursement obligation owing to the issuer of such letter of credit;

(j) Liens created in the ordinary course of business in favor of banks and other institutions over credit balances of any bank accounts of the Parent Guarantor and its Included Subsidiaries to facilitate the operation of cash pooling, recoupment and set-off related to store-level credit card transactions or similar arrangements in respect of such bank accounts in the ordinary course of business;

(k) Liens arising solely by virtue of any statutory or common law provisions relating to (i) banker’s liens, (ii) liens in favor of securities intermediaries, or (iii) rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries; and

(l) restrictions on pledges or transfers of capital stock imposed by partnership agreements, shareholders’ agreements, limited liability company agreements, joint venture agreements and similar agreements in existence on the Effective Date or similar restrictions in amendments or restatements thereof which are no more onerous than those included in such agreements on the Effective Date.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; (c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I” means an environmental site assessment.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Guarantor, the Borrower or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Actions” has the meaning set forth in Section 5.01(f).

“Prime Rate” means the rate of interest per annum announced from time to time by CS as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Principal Facilities” means the mixing facility of the Borrower located in Effingham, Illinois and the mixing facility and manufacturing plant of the Borrower, each located in Winston-Salem, North Carolina.

“Principal Payment Dates” means (a) in the case of Term Loans, the Quarterly Dates of each year, commencing with April 30, 2007, through and including the Term Loan Maturity Date and (b) in the case of Incremental Facility Loans of any Series, such dates as shall have been agreed upon between the Borrower and the respective Incremental Facility Lenders of such Series pursuant to Section 2.01(c) at the time such Lenders become obligated to make such Incremental Facility Loans hereunder.

“Pro Rata Share” has the meaning set forth in Section 3.08.

“Prohibited Subsidiary” means (i) at the time of determination, a Subsidiary (other than a Wholly Owned Subsidiary) that is prohibited by its organizational documents or any agreement governing its Indebtedness from becoming an Obligor hereunder and (ii) PRIZ Doughnuts, LP.

“Projections” means the financial projections of the Borrower and its Consolidated Subsidiaries dated January 25, 2007 heretofore delivered by the Borrower to the Administrative Agent.

“Property Designated For Sale” means real property and improvements specifically designated as such and itemized on Schedule VIII.

“Quarterly Dates” means the last Business Day of January, April, July and October in each year, the first of which shall be the first such day after the date hereof.

“Real Property” has the meaning set forth in Section 4.17.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the date falling six months after the Term Loan Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Refinanced Term Loans” has the meaning set forth in Section 10.02(c).

“Register” has the meaning set forth in Section 10.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Replacement Term Loans” has the meaning set forth in Section 10.02(c).

“Request for Loan” means an executed request for loan substantially in the form of Exhibit D hereto with all blanks completed by the Borrower.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Incremental Facility Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Facility Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Incremental Facility Revolving Credit Exposures, outstanding Term Loans, outstanding Incremental Facility Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, Incremental Facility Revolving Credit Exposures, outstanding Term Loans, Incremental Facility Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, Incremental Facility Revolving Credit Exposures, outstanding Term Loans, Incremental Facility Term Loans and unused Commitments of such Class, as the case may be, at such time.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Parent Guarantor or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Parent Guarantor or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Parent Guarantor or any of its Subsidiaries or (b) any payment made by the Parent Guarantor or any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any

Subordinated Indebtedness, except for regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, 2.09 or 2.10 or (b) increased from time to time, subject to certain limitations, pursuant to Section 2.08(e) or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule II, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $50,000,000.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.08(e)(i).

“Revolving Credit Commitment Increase Effective Date” has the meaning set forth in Section 2.08(e)(i).

“Revolving Credit Commitment Termination Date” means the sixth anniversary of the date hereof.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Secured Obligations” means, collectively, (i) the Obligations and (ii) all obligations of the Obligors to make payments under Hedging Agreements relating to interest with any or all of the Administrative Agent, any Issuing Lender, the Arranger, any Lender or any Affiliate of the Administrative Agent, any Issuing Lender, the Arranger or any Lender, whether direct or indirect, absolute or contingent. For purposes hereof, it is understood that any Secured Obligations to any Person arising under an agreement entered into at a time such Person (or an Affiliate thereof) is party hereto as the Administrative Agent, any Issuing Lender or a Lender shall continue to constitute Secured Obligations, notwithstanding that such Person (or its Affiliate) has ceased to be the Administrative Agent, any Issuing Lender or a Lender, as the case may be, party hereto (by assigning all of its Commitment, Revolving Credit Exposure, Incremental Facility Revolving Credit Exposure and other interests herein, or otherwise) at the time a claim is to be made in respect of such Secured Obligations.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit B among the Borrower, the Parent Guarantor, the Subsidiary Guarantors and the Collateral Agent, as the same shall be modified and supplemented and in effect from time to time.

“Security Documents” means the Security Agreement, the Mortgages and all Uniform Commercial Code financing statements permitted by the Security Agreement, the Mortgages to be filed with respect to the security interests in personal property and fixtures created pursuant to the Security Agreement or the Mortgages, and any other agreement, document, instrument or other writing providing collateral for the Obligations whether now or hereafter in existence.

“Series” has the meaning set forth in Section 2.01(c).

“Specified Contingent Obligations” means the obligations listed on Schedule X, together with all other obligations of a similar nature binding on any Obligor and all obligations of a similar nature that replace or supplement a Specified Contingent Obligation in connection with a transaction that results in a net reduction of Specified Contingent Obligations, from time to time outstanding. The amount of any Specified Contingent Obligation shall be the maximum amount that the Obligors upon which such Specified Contingent Obligation is binding could be required to pay thereunder.

“Specified Information” has the meaning set forth in Section 10.12(b).

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness (a) for which the Parent Guarantor is directly and primarily liable, (b) in respect of which none of its Subsidiaries is contingently or otherwise obligated and (c) that is subordinated to the obligations of the Parent Guarantor hereunder (including in respect of its Guarantee under Article III) on terms, and pursuant to documentation containing other terms (including interest, amortization, covenants and events of default), in form and substance satisfactory to the Required Lenders.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. “Subsidiary” shall not include any Person to the extent such Person is or is required to be included in the consolidated financial statements of the Parent Guarantor solely as a result of the application of Revised Interpretation No. 46, “Consolidation of Variable Interest Entities” issued by the Financial Accounting Standards Board in December 2003. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.10(a).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means CS, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndicated”, when used in reference to any Loan or Borrowing (including any Incremental Facility Loan), refers to whether the Class of such Loan or Borrowing is Revolving Credit (including any Incremental Facility Revolving Credit Loan) or Term (including any Incremental Facility Term Loan), as opposed to Swingline.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, or off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but which is classified as an operating lease pursuant to GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, 2.09 or 2.10(c), (b) increased from time to time, subject to certain limitations, pursuant to Section 2.08(f) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule II, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $110,000,000.

“Term Loan Commitment Increase” has the meaning set forth in Section 2.08(f)(i).

“Term Loan Commitment Increase Effective Date” has the meaning set forth in Section 2.08(f)(i).

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the seventh anniversary of the date hereof.

“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters (taken as one accounting period) ending with the latest Fiscal Quarter or the Fiscal Year for which financial statements pursuant to Section 6.01(a) or (b) have been, or should have been, delivered.

“Title Companies” has the meaning set forth in Section 5.01(f)(iii).

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is intended to be a party, the borrowing of Loans hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Parent Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to “Issuing Lender” shall mean any one, or all, of the Issuing Lenders, as applicable.

SECTION 1.03.  Accounting Terms; GAAP; Historical Financial Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04.  Classification of Loans and Borrowings. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Credit Loan, a Term Loan, an Incremental Facility Revolving Credit Loan or an Incremental Facility Term Loan of any Series, each of which constitutes a Class. The “Type” of a Loan refers to whether such Loan is an ABR Loan or a Eurodollar Loan, each of which constitutes a Type. Loans may be identified by both Class and Type. Incremental Facility Loans and Incremental Facility Commitments shall also be classified by Series, each of which shall be considered a separate Class. Borrowings may also be classified and referred to by Class (e.g. a “Revolving Credit Borrowing”), by Type (e.g. an “ABR Borrowing”) or by Class and Type (e.g. a “Revolving Credit ABR Borrowing”).

ARTICLE II

THE CREDITS

SECTION 2.01.  The Commitments.

(a)  Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b)  Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a single Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

(c)  Incremental Facility Loans. In addition to borrowings of Term Loans and Revolving Credit Loans provided above, the Borrower may at any time, but on no more than two occasions (counted to include each Revolving Credit Commitment Increase and each Term Loan Commitment Increase), request that the Lenders (or additional financial institutions that will become Lenders hereunder) enter into commitments to make Incremental Facility Revolving Credit Loans or Incremental Facility Term Loans of one or more Series under this Agreement. In the event that one or more Lenders (which term, as used in this paragraph (c) shall include such additional financial institutions) enter into such commitments, and such Lenders, the Borrower and the Administrative Agent agree pursuant to an instrument in writing (the form and substance of which shall be satisfactory, and a copy of which shall be delivered, to the Administrative Agent and the Lenders making such Loans (any such instrument for any Series of Incremental Facility Loans being herein called an “Incremental Facility Agreement” for such Series)) as to the amount of such commitments that shall be allocated to the respective Lenders, the up front fees (if any) to be payable by the Borrower in connection therewith and the amortization and Applicable Margin to be applicable thereto, such Lenders shall become obligated to make Incremental Facility Loans under this Agreement in an amount equal to the amount of their respective Incremental Facility Commitments. The Incremental Facility Loans to be made pursuant to any Incremental Facility Agreement in response to any such request by the Borrower shall be deemed to be a separate “Series” of Incremental Facility Loans for all purposes of this Agreement.

Anything herein to the contrary notwithstanding, the following additional provisions shall be applicable to Incremental Facility Commitments and Incremental Facility Loans:

(i) any additional financial institution that is not already a Lender hereunder that will provide all or any portion of the Incremental Facility Commitment of any Series shall (x) be approved by the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld) and (y) deliver to the Administrative Agent, on or prior to 11:00 a.m., New York City time on the date such Incremental Facility Commitment becomes effective (or on or prior to a time on an earlier date specified by the Administrative Agent), a completed Administrative Questionnaire and applicable tax forms, if any, requested by the Administrative Agent, and

(ii) the aggregate amount, cumulative of all Incremental Facility Commitments of all Series (together with Term Loan Commitment Increases and Revolving Credit Commitment Increases) established after the date hereof shall not exceed $25,000,000,

(iii) in no event shall the final maturity date for the Incremental Facility Term Loans of any Series be earlier than Term Loan Maturity Date, or the final commitment termination date of any Incremental Facility Revolving Credit Commitments of any Series be earlier than the Revolving Credit Commitment Termination Date,

(iv) the Incremental Facility Term Loans shall have a weighted average life at least as long as the weighted average life of the Term Loans and the Incremental Facility Revolving Credit Commitments shall have a weighted average life at least as long as the weighted average life of the Revolving Credit Commitments, and

(v) except for the amortization and Applicable Margin to be applicable thereto and any up front fees to be paid in connection therewith, the Incremental Facility Loans of any Series shall have the same terms applicable to the Revolving Credit Loans and Term Loans (as the case may be) hereunder.

Following execution and delivery by the Borrower, one or more Incremental Facility Lenders and the Administrative Agent as provided above of an Incremental Facility Agreement with respect to any Series, subject to the terms and conditions set forth herein:

(x) if such Incremental Facility Loans are to be Incremental Facility Revolving Credit Loans, each Incremental Facility Lender of such Series agrees to make Incremental Facility Revolving Credit Loans of such Series to the Borrower from time to time during the availability period for such Loans as set forth in such Incremental Facility Agreement in an aggregate amount that will not result in such Lender’s Incremental Facility Revolving Credit Loans of such Series exceeding such Lender’s Incremental Facility Revolving Credit Commitment of such Series; and within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Incremental Facility Revolving Credit Loans of such Series; and

(y) if such Incremental Facility Loans are to be Incremental Facility Term Loans, each Incremental Facility Term Loan Lender of such Series agrees to make Incremental Facility Term Loans of such Series to the Borrower from time to time during the availability period for such Loans set forth in such Incremental Facility Agreement, in a principal amount up to but not exceeding such Lender’s Incremental Facility Term Loan Commitment of such Series.

Proceeds of Incremental Facility Loans hereunder shall be available for any use permitted under Section 6.08.

SECTION 2.02.  Loans and Borrowings.

(a)  Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Type of Loans. Subject to Section 2.13, each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that a Syndicated ABR Borrowing may be in any lesser aggregate amount that is equal to the entire unused then available balance of the total Commitments of the applicable Class. Each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $250,000; provided that a Swingline Borrowing may be in a lesser amount that is equal to the entire unused available balance of the total Revolving Credit Commitments then in effect. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d)  Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing): (i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date (or any Incremental Facility Revolving Credit Loan if the Interest Period requested therefor would end after the commitment termination date agreed therefor) or (ii) any Term Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date (or any Incremental Facility Term Loan if the Interest Period requested therefor would end after the maturity date agreed therefor).

SECTION 2.03.  Requests for Syndicated Borrowings.

(a)  Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Revolving Credit ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic request for a Loan shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Request for Loan signed by the Borrower.

(b)  Content of Request for Loans. Each telephonic request for a Loan and written Request for Loan shall specify the following information in compliance with Section 2.02:

(i) the Class of the requested Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c)  Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Request for Loan in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d)  Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Interest Period shall be one month.

SECTION 2.04.  Swingline Loans.

(a)  Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the total Revolving Credit Exposures exceeding the Revolving Credit Commitments then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding

Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)  Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request by telephone (confirmed by telecopy of a Request for Loan to the Swingline Lender with an information copy to the Administrative Agent), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Swingline Lender shall make such Swingline Loan available to the Borrower by wire transfer to an account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the relevant Issuing Lender) by 3:00 p.m. New York City time, on the requested date of such Swingline Loan.

(c)  Participation by Lenders in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such

Lender shall have notified the Swingline Lender in writing, at least one Business Day prior to the time such Swingline Loan was made, that such Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Default is continuing.

SECTION 2.05.  Letters of Credit.

(a)  General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that an Issuing Lender issue, and such Issuing Lender shall issue, at any time and from time to time during the period commencing on the Effective Date and ending on the date that is 30 days prior to the Revolving Credit Commitment Termination Date, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination (including, without limitation, “auto-renewal” letters of credit); provided that (a) no Issuing Lender shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender generally applicable to the issuance of letters of credit and (b) the aggregate principal amount of all Letters of Credit outstanding shall not (i) exceed $30,000,000 or (ii) result in the total Revolving Credit Exposures exceeding the Revolving Credit Commitments then in effect. All Letters of Credit issued hereunder by any Issuing Lender shall be issued for the account of the Borrower as the named account party thereon; provided that Letters of Credit may, in addition to showing the Borrower as account party, show any Guarantor as a favoree under such Letter of Credit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes of this Agreement, without any further action by the Borrower.

(b)  Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Lender) to the relevant Issuing Lender selected by Borrower and to the Administrative Agent (not later than 11:00 a.m. on the fourth Business Day preceding the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Issuing Lender shall promptly notify the Administrative Agent of any Letters of Credit issued, amended, renewed or extended by it hereunder and shall deliver a report (in form and substance reasonably acceptable to the Administrative Agent) on the last Business Day of each month after the Effective Date detailing such Issuing Lender’s letter of credit activity under this Agreement; provided that if the last Business Day of such month coincides with the end of a Fiscal Quarter, such report shall be delivered five Business Days prior to the last day of such Fiscal Quarter, and each Issuing Lender shall promptly provide an update report to the Administrative Agent of any letter of credit activity under this Agreement during such five Business Day period.

(c)  Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments then in effect.

(d)  Expiration Date. Each Letter of Credit shall expire (or provide that any Issuing Lender shall have the option to refuse to renew such Letter of Credit) at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e)  Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, then either (x) the Borrower shall directly reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to such LC Disbursement no later than 1:00 p.m., New York City time, on the Business Day following the day that the LC Disbursement is made (the “Conversion Date”) or (y) if such LC Disbursement is not directly reimbursed prior to the applicable Conversion Date, then upon the occurrence of the applicable Conversion Date, the Borrower shall be irrevocably deemed to have requested that the Revolving Credit Lenders make Revolving Credit ABR Loans in the amount of their respective Applicable Percentages for the purpose of repaying such LC Disbursement; provided that if Borrower is not eligible to request a Revolving Credit ABR Loan, each Revolving Credit Lender shall perform its participation obligations in favor of such Issuing Lender pursuant to Section 2.05(e) of this Agreement.

(g)  Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) any Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) any Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Lenders when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)  Disbursement Procedures. Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i)  Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including through a Borrowing of Syndicated ABR Loans) such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j)  Replacement of any Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)  Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.10(b), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(b), the amount required under Section 2.10(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VIII. Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the other Secured Obligations.

SECTION 2.06.  Funding of Borrowings.

(a)  Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly transferring by wire transfer to an account designated by the Borrower in the applicable Request for Loan; provided that Revolving Credit ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b)  Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to

ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.

(a)  Elections by the Borrower for Syndicated Borrowings. The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Request for Loan and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Request for Loan. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Request for Loan would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit E and signed by the Borrower.

(c)  Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)  Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.08.  Termination, Reduction and Increase of the Commitments.

(a)  Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date and (iii) the aggregate amount of the Incremental Facility Commitments of any Series shall be automatically reduced to zero on the date specified at the time the Incremental Facility Commitments of such Series are established.

(b)  Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 (or, if less, the entire remaining aggregate amount of Commitments), (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the aggregate of total Revolving Credit Commitments and (iii) the Borrower shall not terminate or reduce the Incremental Facility Revolving Credit Commitments of any Series if, after giving effect to any concurrent prepayment of the Incremental Facility Revolving Credit Loans of such Series in accordance with Section 2.10, the total Incremental Facility Revolving Credit Exposures of such Series would exceed the aggregate of total Incremental Facility Revolving Credit Commitments of such Series.

(c)  Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the issuance of securities or the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)  Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(e)  Increase of the Revolving Credit Commitments.

(i) Requests for Increase by Borrower. The Borrower may, at any time prior to the Revolving Credit Commitment Termination Date, on not more than two occasions on or after the Effective Date (counted to include each occasion of establishment of Incremental Facility Commitments and each Term Loan Commitment Increase), propose that the Revolving Credit Commitments be increased (each such proposed increase being a “Revolving Credit Commitment Increase”) by notice to the Administrative Agent, specifying each existing Revolving Credit Lender (each an “Increasing Revolving Credit Lender”) and/or each additional lender (each an “Assuming Revolving Credit Lender”) that shall have agreed to an additional Revolving Credit Commitment and the date on which such increase is to be effective (the date on which all the conditions set forth in this Section 2.08(e) have been satisfied, the “Revolving Credit Commitment Increase Effective Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Revolving Credit Commitment Termination Date; provided that:

(A) the aggregate amount, cumulative of any such Revolving Credit Commitment Increase, together with the aggregate amount of all Incremental Facility Commitments of all Series and any Term Loan Commitment Increase established after the date hereof, shall not exceed $25,000,000;

(B) the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower stating on such Revolving Credit Commitment Increase Effective Date that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in this Agreement are true and correct in all material respects as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(C) each Assuming Revolving Credit Lender shall be reasonably acceptable to the Administrative Agent and each Issuing Lender.

(ii) Effectiveness of Revolving Credit Commitment Increase. Each Assuming Revolving Credit Lender, if any, shall become a Revolving Credit Lender hereunder as of such Revolving Credit Commitment Increase Effective Date and the Revolving Credit Commitment of any Increasing Revolving Credit Lender and such Assuming Revolving Credit Lender shall be increased as of such Revolving Credit Commitment Increase Effective Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Revolving Credit Commitment Increase

Effective Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Revolving Credit Commitment Increase set forth in the foregoing paragraph (i)(B) has been satisfied;

(y) each Assuming Revolving Credit Lender or Increasing Revolving Credit Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Revolving Credit Commitment Increase Effective Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such date when each of the conditions set forth in this Section 2.08(e) have been satisfied, undertake a Revolving Credit Commitment or an increase of Revolving Credit Commitment duly executed by such Assuming Revolving Credit Lender and/or Increasing Revolving Credit Lender and the Borrower and acknowledged by the Administrative Agent; and

(z) each Assuming Revolving Credit Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Revolving Credit Commitment Increase Effective Date (or on or prior to a time on an earlier date specified by the Administrative Agent), a completed Administrative Questionnaire and applicable tax forms, if any, requested by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Revolving Credit Lenders (including any Assuming Revolving Credit Lenders) thereof and of the occurrence of the Revolving Credit Commitment Increase Effective Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Revolving Credit Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Adjustments of Borrowings. On the Revolving Credit Commitment Increase Effective Date, the Borrower shall (A) prepay in full the outstanding Revolving Credit Loans (if any) made to them, (B) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment and (C) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment; provided that (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Revolving Credit Lenders and the Assuming Revolving Credit Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with the respective Revolving Credit Commitments of the Revolving Credit Lenders (after giving effect to such Revolving Credit Commitment Increase). Concurrently therewith, the Revolving Credit Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Revolving Credit Commitments as so increased.

(f)  Increase of the Term Loan Commitments.

(i) Requests for Increase by Borrower. The Borrower may, at any time prior to the Term Loan Maturity Date, on not more than two occasions on or after the Effective Date (counted to include each occasion of establishment of Incremental Facility Commitments and each Revolving Credit Commitment Increase) propose that the Term Loan Commitments be increased (each such proposed increase being a “Term Loan Commitment Increase”) by notice to the Administrative Agent, specifying each existing Term Loan Lender (each an “Increasing Term Loan Lender”) and/or each additional lender (each an “Assuming Term Loan Lender”) that shall have agreed to an additional Term Loan Commitment and the date on which such increase is to be effective (the date on which all the conditions set forth in this Section 2.08(f) have been satisfied, the “Term Loan Commitment Increase Effective Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Term Loan Maturity Date; provided that:

(A) the aggregate amount, cumulative of any such Term Loan Commitment Increase, together with the aggregate amount of all Incremental Facility Commitments of all Series and any Revolving Credit Commitment Increase established after the date hereof, shall not exceed $25,000,000,

(B) the Borrower shall have delivered to the Administrative Agent a certificate of the Borrower stating on such Term Loan Commitment Increase Date that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in this Agreement are true and correct in all material respects as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), and

(C) each Assuming Term Loan Lender shall be reasonably acceptable to the Administrative Agent.

(ii) Effectiveness of Term Loan Commitment Increase. Each Assuming Term Loan Lender, if any, shall become a Term Loan Lender hereunder as of such Term Loan Commitment Increase Date and the Term Loan Commitment of any Increasing Term Loan Lender shall be increased as of the Term Loan Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Term Loan Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Term Loan Commitment Increase set forth in the foregoing paragraph (i)(B) has been satisfied;

(y) each Assuming Term Loan Lender or Increasing Term Loan Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Term Loan Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Term Loan Commitment Increase Effective Date, make additional Term Loans under the existing Term Facility with identical terms thereof in a principal amount not exceeding the Term Loan Commitment Increase, duly executed by the Assuming Term Loan Lenders and/or Increasing Term Loan Lenders and the Borrower and acknowledged by the Administrative Agent; and

(z) each Assuming Term Loan Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Term Loan Commitment Increase Effective Date (or on or prior to a time on an earlier date specified by the Administrative Agent), a completed Administrative Questionnaire and applicable tax forms, if any, requested by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Term Loan Lenders (including any Assuming Term Loan Lenders) thereof and of the occurrence of the Term Loan Commitment Increase by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Increasing Term Loan Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv) Borrowing of Additional Term Loans. On the Term Loan Commitment Increase Effective Date, following the satisfaction of the conditions set forth in this paragraph (f), each Assuming Term Loan Lender and/or Increasing Term Loan Lender agrees to make a Term Loan to the Borrower in a principal amount not exceeding its Term Loan Commitment Increase.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.

(a)  Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date,

(ii) to the Administrative Agent for the account of each Incremental Facility Revolving Credit Lender the entire outstanding principal amount of such Lender’s Incremental Facility Revolving Credit Loans of each Series on the commitment termination date for such Series specified at the time the Incremental Facility Revolving Credit Commitments of such Series are established,

(iii) to the Administrative Agent for account of the Term Loan Lenders (x) on each Principal Payment Date prior to the Term Loan Maturity Date, 0.25% of the original aggregate amount of the Term Loans (subject to adjustment pursuant to paragraph (b) of this Section) and (y) on the Term Loan Maturity Date, the outstanding principal amount of the Term Loans,

(iv) to the Administrative Agent for the account of the Incremental Facility Term Loan Lenders of each Series the principal of the Incremental Facility Term Loans of such Series on the respective Principal Payment Dates agreed upon between the Borrower and such Incremental Facility Term Loan Lenders specified for such Series at the time the Incremental Facility Term Loan Commitments of such Series are established, and

(v) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (a) the Revolving Credit Commitment Termination Date or (b) the date of demand for repayment by the Swingline Lender of such Swingline Loan; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall, to the extent of the proceeds of such Revolving Credit Borrowing, repay all Swingline Loans then outstanding.

(b)  Adjustment of Amortization Schedule. Upon each Borrowing of additional Term Loans under Section 2.08(f) pursuant to each Term Loan Commitment Increase, the aggregate principal amount of such additional Term Loans shall be applied to increase the principal payments of Term Loans required by Section 2.09(a)(iii) to be made on each Principal Payment Date and on the Term Loan Maturity Date pro rata in accordance with amounts of such required principal payments.

(c)  Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Swingline Lender or Administrative Agent, as applicable, by telephone (confirmed by telecopy to the Administrative Agent and if applicable the Swingline Lender) of such selection in accordance with Section 2.10(d); provided that each repayment of Borrowings of any Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of such Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d)  Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)  Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f)  Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)  Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the same form as Exhibit F or G, as applicable.

SECTION 2.10.  Prepayment of Loans.

(a)  Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section. Any prepayment of the Term Loans or Incremental Facility Term Loans pursuant to this paragraph shall be applied pro rata to the installments thereof.

(b)  Mandatory Prepayments - Revolving Credit Loans. The Borrower will from time to time prior to the Revolving Credit Commitment Termination Date prepay the Revolving Credit Loans, Swingline Loans and/or provide cover for LC Exposure as specified in Section 2.05(k)) in such amounts as shall be necessary so that at all times the total Revolving Credit Exposures shall not exceed the Revolving Credit Commitment. The Borrower will from time to time prior to the commitment termination date of any Incremental Facility Revolving Credit Loans of any Series prepay Incremental Facility Revolving Credit Loans of such Series in such amounts as shall be necessary so that at all times the total outstanding Incremental Facility Revolving Credit Exposures of such Series shall not exceed the Incremental Facility Revolving Credit Commitment of such Series. Any prepayment pursuant to this paragraph shall (x) in the case of Revolving Credit Loans (i) be applied, first, to Swingline Loans outstanding, second, to Revolving Credit Loans outstanding, and third, as cover for LC Exposure and (ii) not permanently reduce the then existing Revolving Credit Commitment and (y) in the case of Incremental Facility Revolving Credit Loans of any Series be applied to Incremental Facility Revolving Credit Loans of such Series outstanding and (ii) not permanently reduce the then existing Incremental Facility Revolving Credit Commitment of such Series.

(c)  Mandatory Prepayments - Term Loans. The Borrower will prepay the Term Loans and Incremental Facility Term Loans, as follows:

(i) Casualty Events. Within five Business Days of the receipt by the Parent Guarantor or any of its Included Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Parent Guarantor or any of its Subsidiaries, the Borrower shall prepay the Term Loans and Incremental Facility Term Loans, in aggregate amount equal to 100% of the Net Available Proceeds of such Casualty Event, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (i) to the extent that:

(A) the Borrower advises the Administrative Agent within five Business Days of the relevant Casualty Event that it intends to use such Net Available Proceeds to reinvest the proceeds thereof into the business of the Parent Guarantor and its Subsidiaries; and

(B) such Net Available Proceeds are in fact so applied to such reinvestment within 365 days of such Casualty Event (it being understood that, in the event Net Available Proceeds from more than one Casualty Event are held by the Borrower, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Casualty Event occurred and, accordingly, any such Net Available Proceeds so held for more than 365 days shall be forthwith applied to the prepayment of Loans as provided above).

(ii) Equity Issuance. Within five Business Days of any Equity Issuance, the Borrower shall prepay the Term Loans and Incremental Facility Term Loans in an aggregate amount equal to 50% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph.

(iii) Excess Cash Flow. Not later than the date 90 days after the end of each Fiscal Year (or, if earlier, 30 days after the delivery of the audited financial statements for such Fiscal Year pursuant to Section 6.01(a) hereof), commencing with the Fiscal Year ending on, February 9, 2008, the Borrower shall prepay the Term Loans and Incremental Facility Term Loans in an aggregate amount equal to the excess of (A) 50% of Excess Cash Flow for such Fiscal Year over (B) the aggregate amount of voluntary prepayments of Term Loans and Incremental Facility Term Loans made during such Fiscal Year pursuant to Section 2.10(a) hereof (other than that portion, if any, of such prepayments applied to installments of the Term Loans and Incremental Facility Term Loans falling due in such Fiscal Year), such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that (x) if as at the last day of such Fiscal Year the Consolidated Leverage Ratio was less than or equal to 2.5 to 1.0, then the percentage referenced in clause (A) above shall be reduced to 25% and (y) the provisions of this paragraph (iii) shall not apply if as at the last day of such Fiscal Year the Consolidated Leverage Ratio was less than or equal to 2.0 to 1.0.

(iv) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to Section 7.03 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all such prior Dispositions (in each case including, for avoidance of doubt, Properties Designated for Sale, but excluding Excluded Dispositions) as to which a prepayment has not yet been made under this paragraph, shall exceed $3,000,000 then, within five Business Days of the day the Current Disposition occurs, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Term Loans and Incremental Facility Term Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iv) to the extent that

(A) the Borrower advises the Administrative Agent within five Business Days of the relevant Disposition that it intends to use such Net Available Proceeds to reinvest the proceeds thereof into the business of the Borrower and its Subsidiaries; and

(B) such Net Available Proceeds are in fact so applied to such reinvestment within 365 days of such Disposition (it being understood that, in the event Net Available Proceeds from more than one Disposition are held by the Borrower, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held for more than 365 days shall be forthwith applied to the prepayment of Loans as provided above).

(v) Debt Incurrence. Within five Business Days of any Debt Incurrence, the Borrower shall prepay the Term Loans and Incremental Facility Term Loans in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph.

(vi) Application. Prepayments pursuant to this paragraph shall be applied to prepay Term Loans and Incremental Facility Term Loans, ratably to the remaining installments thereof. It is acknowledged and agreed that the Revolving Credit Commitments and Incremental Facility Revolving Credit Commitments are not required to be reduced by reason of any event requiring a prepayment under this Section 2.10.

(d)  Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment; provided that notice of a prepayment pursuant to Section 2.10(c)(iii) shall be delivered substantially simultaneously with such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(c).

SECTION 2.11.  Fees.

(a)  Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Commitment Fee Rate on the average daily unused amount of the Revolving Credit Commitment and Incremental Facility Revolving Credit Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Commitment terminates and the Revolving Credit Commitment Termination Date or the commitment termination date for the Incremental Facility Revolving Credit Commitments of the relevant Series (as the case may be). Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the relevant Commitment terminates and the Revolving Credit Commitment Termination Date or the commitment termination date for the Incremental Facility Revolving Credit Commitments of the relevant Series (as the case may be). All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the Revolving Credit Commitment of a Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Lender (and the Swingline Exposure of such Revolving Credit Lender shall be disregarded for such purpose) and (ii) the Incremental Facility Revolving Credit Commitment of an Incremental Facility Revolving Credit Lender shall be deemed to be used to the extent of the outstanding Incremental Facility Revolving Credit Loans of such Lender.

(b)  Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Revolving Credit Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and each Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through but excluding each Quarterly Date shall be payable on such Quarterly Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  Administrative Agent and Collateral Agent Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and each of the Collateral Agent or the Administrative Agent.

(d)  Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Lender, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12.  Interest.

(a)  ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)  Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin.

(c)  Default Interest. Notwithstanding the foregoing, if all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable by any Obligor hereunder shall not be paid when due (whether at the stated

maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is, in the case of overdue principal or interest, the rate that would otherwise be applicable to such Loan plus 2% or, in the case of overdue fees or other amounts, the Alternate Base Rate plus Applicable Margin for ABR Loans plus 2%, in each case from the date of such non-payment until such amount is paid in full (both before and after judgment).

(d)  Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments and, in the case of Incremental Facility Revolving Credit Loans, the commitment termination date for the Incremental Facility Revolving Credit Commitments of the same Series; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit ABR Loan or Swingline Loan prior to the Revolving Credit Commitment Termination Date or a prepayment of an Incremental Facility Revolving Credit ABR Loan prior to the commitment termination date specified for such Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)  Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the Prime Rate), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13.  Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurodollar Borrowing shall be ineffective and such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing and (ii) if any Request for Loan requests a Eurodollar Borrowing, such Borrowing shall be made as a Syndicated ABR Borrowing.

SECTION 2.14.  Increased Costs.

(a)  Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(ii) impose on any Lender or Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)  Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)  Certificates from Lenders. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the

Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Application to Taxes. Notwithstanding anything to the contrary in this Section 2.14, this Section 2.14 shall not apply to Taxes which shall be governed exclusively by Section 2.16 hereof.

SECTION 2.15.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(d) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event may, at the option of such Lender, be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, the Collateral Agent, such Lender or Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent, the Collateral Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower (at the Borrower’s expense) to obtain a refund of such Taxes or Other Taxes (in cash or as an offset against another existing tax liability), the benefit of which refund shall be returned to the Borrower to the extent provided in Section 2.16(f). The Administrative Agent, the Collateral Agent or any Lender agree to promptly notify the Borrower of any claim under this Section 2.16(c) of which they become aware; provided that any failure to provide such notice shall in no way impair the rights of such party to demand and receive compensation under this Section 2.16(c). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, or by the Collateral Agent, shall be conclusive absent manifest error.

(d)  Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of any withholding tax that is an Indemnified Tax, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, each Foreign Lender agrees that from time to time, when a lapse in time or change in circumstances renders the previous documentation obsolete or inaccurate in any material respect, it will, to the extent legally able to do so (but only upon request of the Borrower, unless such event relates solely to changed circumstances relating solely to such Foreign Lender), deliver to the Borrower such properly completed and executed documentation prescribed by applicable law as will permit such payments to be continued to be made without withholding or at a reduced rate, or notify the Borrower and the Administrative Agent that it is unable to do so.

(f)  Treatment of Certain Refunds. If the Administrative Agent or a Lender (or an assignee) determines in its sole discretion that it has actually received the benefit of a refund (in cash or as an offset against another existing tax liability) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.16 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) as determined in the Administrative Agent’s or such Lender’s reasonable discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower to the Administrative Agent or such Lender (or assignee) in the event that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.16(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns to Borrower or any other person. For avoidance of doubt, nothing in this Section 2.16(f) is intended to, nor shall anything in this Section 2.16(f) be construed to, require the Administrative Agent or any Lender to alter or supplement any policy, procedure or system with respect to the identification, tracking and allocation of tax refunds and neither the Administrative Agent nor any Lender shall have any liability to the Borrower or any Guarantor by reason of its non-identification of any such refund.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 11 Madison Avenue, New York, New York, 10010, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to any Issuing Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b)  Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Credit Loans and Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Revolving Credit Loans and Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)  Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent Guarantor or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e)  Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)  Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations; Replacement of Lenders.

(a)  Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, or any Lender does not consent (each, a “Non-Consenting Lender”) to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by the Borrower which requires the consent of all of the Lenders to become effective or all of the Lenders directly affected thereby (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld or delayed, that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, such Issuing Lender and the Swingline Lender), which consent or consents, as the case may be, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts payable under Section 2.14 and Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction. In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of all Lenders directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.18 shall include only those Loans and Commitments directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

ARTICLE III

GUARANTEE

SECTION 3.01.  The Guarantee. The Guarantors hereby jointly and severally guarantee to each Lender, the Administrative Agent, the Collateral Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders, the Administrative Agent or the Collateral Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, and all obligations of any Obligor to the Administrative Agent, the Arranger or any Lender (or any Affiliate of the Administrative Agent, the Arranger or any Lender) in respect of any Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

For purposes hereof, it is understood that any Guaranteed Obligations to any Person arising under an agreement entered into at a time such Person (or an Affiliate thereof) is party hereto as the Administrative Agent or a Lender shall continue to constitute Guaranteed Obligations, notwithstanding that such Person (or its Affiliate) has ceased to be the Administrative Agent or a Lender, as the case may be, party hereto (by assigning all of its Commitments, Revolving Credit Exposure, Incremental Facility Revolving Credit Exposure and other interests herein, or otherwise) at the time a claim is to be made in respect of such Guaranteed Obligations.

SECTION 3.02.  Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Collateral Agent, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) any amount of Guaranteed Obligations shall not be allowed as a post-petition claim in any case of which the Borrower or any of its properties is the subject under any bankruptcy, insolvency, receivership or similar law.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03.  Reinstatement. The obligations of the Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Administrative Agent, the Collateral Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04.  Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05.  Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

SECTION 3.06.  Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender, the Collateral Agent or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07.  Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08.  Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09.  General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent, the Collateral Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3.10.  No Reliance. Each Guarantor represents and warrants that, in executing and delivering this Agreement, such Guarantor has (a) without reliance on any Lender or either Agent, or on any information received from any Lender or either Agent, and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Guaranteed Obligations; (b) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (c) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (d) not relied and will not rely upon any representations or warranties of any Lender, the Arranger or either Agent or any acts heretofore or hereafter taken by any Lender, the Arranger or either Agent (including but not limited to any review by any Lender, the Arranger or either Agent of the affairs of the Borrower).

SECTION 3.11.  Release of Subsidiary Guarantors. The obligations of a Subsidiary Guarantor under this Agreement and the other Loan Documents shall be automatically released upon any sale or disposition of such Subsidiary Guarantor (whether by way of sale of capital stock or assets, lease, transfer, merger, consolidation or otherwise) to any Person other than the Parent Guarantor or a Subsidiary in a transaction that complies with Section 7.03 and, upon request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute and deliver such instruments and releases as may be reasonably necessary in order to evidence the release of such Subsidiary Guarantor under the Loan Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and the Parent Guarantor represents and warrants to the Lenders that:

SECTION 4.01.  Organization; Powers. Each of the Parent Guarantor and its Included Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02.  Authorization; Enforceability. The Transactions are within each Obligor’s power and authority and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.  Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Guarantor or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Guarantor or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Parent Guarantor or any of its Subsidiaries, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.04.  Financial Condition; No Material Adverse Change.

(a)  Financial Condition. The Projections are a good faith presentation of the information contained therein and based on reasonable assumptions and estimates.

(b)  No Material Adverse Change. Since January 29, 2006, except for Disclosed Matters, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Parent Guarantor and its Included Subsidiaries, taken as a whole.

SECTION 4.05.  Properties.

(a)  Property Generally. Except as set forth on Schedule XIII, each of the Parent Guarantor and its Included Subsidiaries has good title to, or valid leasehold interests in all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Intellectual Property. Each of the Parent Guarantor and its Included Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by the Parent Guarantor and its Included Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06.  Litigation.

(a)  Actions, Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower or the Parent Guarantor, threatened against or affecting the Parent Guarantor or any of its Included Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than any Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)  Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters (other than those identified with an “*” on Schedule V) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07.  Environmental Matters.

(a)  Neither the Parent Guarantor nor any of its Subsidiaries (i) currently has any Environmental Liability which would reasonably be expected to have a Material Adverse Effect, (ii) has received notice that it is in non-compliance with or has a liability or potential liability under any Environmental Laws (except for any non-compliance or other Environmental Liabilities which would not reasonably be expected to have a Material Adverse Effect) or (iii) or has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA, and none of the Real Property or assets of the Parent Guarantor or any of its Subsidiaries located in the United States and owned, leased or operated by the Parent Guarantor or any of its Subsidiaries has been identified on the current or, to the Borrower’s and the Parent Guarantor’s actual knowledge any proposed, (x) National Priorities List under 40 C.F.R. Section 300, (y) CERCLIS list or (z) any similar list arising from a state statute similar to CERCLA.

(b)  Except as set forth in Schedule VI, no Hazardous Materials have been arranged for disposal, generated, stored, disposed of, managed, Released or otherwise handled at, or shipped or transported to or from any of the Real Property of the Parent Guarantor or any of its Subsidiaries or are otherwise present at, on, in or under any of the Real Property, or to the best of the Borrower’s and the Parent Guarantor’s actual knowledge, at or from any adjacent site or facility in a manner that would reasonably be expected to affect the Real Property of the Parent Guarantor or any of its Subsidiaries, except for (i) Hazardous Materials, such as cleaning chemicals, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with Environmental Laws or (ii) any such disposal, generation, storage, arrangement for disposal, disposal, management, Release, handling, shipment, transport or presence that would not reasonably be expected to have a Material Adverse Effect.

(c)  Each of the Parent Guarantor and its Subsidiaries (i) are in compliance with all applicable Environmental Laws in connection with the operation of its respective facilities, businesses and other assets and properties, and there are no unresolved notices of violation or non-compliance with respect thereto, and (ii) have obtained and maintain in full force and effect all material permits, licenses, certificates and approvals required for their respective facilities and operations under any Environmental Laws and comply with all such permits, licenses, certificates and approvals, except in the case of (i) and (ii) above for any non-compliance or failure to obtain or maintain in full force and effect that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.  Compliance with Laws and Agreements. Except as to matters covered by Section 4.07 (which shall be governed by such Section), each of the Parent Guarantor and its Included Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (i) with respect to the Disclosed Matters and (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.09.  Investment Company Status. Neither the Parent Guarantor nor any of its Included Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.10.  Taxes. Each of the Parent Guarantor and its Included Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.11.  ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than an amount that would have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would have a Material Adverse Effect.

SECTION 4.12.  Disclosure. As of the Effective Date, the Borrower and the Parent Guarantor have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its respective Included Subsidiaries are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the written reports, financial statements, certificates and other written information furnished by or on behalf of the Obligors to the Lenders on or prior to the Effective Date in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished on or prior to the Effective Date), when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower and the Parent Guarantor represent only that such information was prepared in good faith and based upon assumptions believed to be reasonable at the time.

SECTION 4.13.  Use of Credit. Neither the Parent Guarantor nor any of its Included Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 4.14.  Material Agreements and Liens.

(a)  Material Agreements. Part A of Schedule III is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Parent Guarantor or any of its Included Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $250,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule III.

(b)  Liens. Part B of Schedule III is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $100,000, and covering any property of the Parent Guarantor or any of its Included Subsidiaries and the property covered by each such Lien is correctly summarized in Part B of Schedule III.

SECTION 4.15.  Inactive Companies. As of the Effective Date, each of the following Persons and each of such Person’s Subsidiaries are Inactive Companies: Montana Mills, Kremeko Inc., Glazed Investments LLC, New England Dough, LLC and Freedom Rings, LLC.

SECTION 4.16.  Subsidiaries and Investments.

(a)  Subsidiaries. Set forth in Part A of Schedule VII is a complete and correct list of all of the Subsidiaries of the Parent Guarantor as of the date hereof, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule VII, (x) the Parent Guarantor and each of its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents or otherwise permitted pursuant to Section 7.02), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule VII, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)  Investments. Set forth in Part B of Schedule VII is a complete and correct list of each Investment (other than Investments disclosed in Part A of Schedule VII and other than Investments of the types referred to in clauses (b), (c), (d), (e), (f), (g) and (m) of Section 7.05) held by the Parent Guarantor or any of its Included Subsidiaries in any Person on the date hereof (other than Investments, the aggregate outstanding amount of which do not exceed $100,000) and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule VII, each of the Parent Guarantor and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents or otherwise permitted pursuant to Section 7.02), all such Investments.

(c)  Restrictions on Included Subsidiaries. Except as disclosed on Schedule IV, none of the Included Subsidiaries of the Parent Guarantor is, on the date hereof, subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.08.

SECTION 4.17.  Real Property. Set forth on Schedule VIII is a true, correct and complete list, as of the date hereof, of all of the owned and leased real property interests held by each Obligor (“Real Property”), indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property. Except as set forth on Schedule VIII hereto, each Obligor has good, sufficient and legal title to all of the owned Collateral (as defined in the Security Agreement) (and any other material properties and assets, if any) indicated on such Schedule as being owned by it and will have good, sufficient and legal title of all after-acquired Collateral (as defined in the Security Agreement) (and any other after-acquired material properties and assets, if any), in each case, free and clear of all Liens except for the Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for its intended purposes. Each Obligor has valid leasehold interests in the real property and personal property leased by such Obligor (other than with respect to those properties listed on Schedule XIII), subject to Permitted Encumbrances and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for its intended purposes. The Collateral Agent has, as of the Effective Date, a valid, and upon the filing or other recordation of Uniform Commercial Code financing statements and other documents delivered by the Obligors to the Collateral Agent on the Effective Date, perfected Liens on the Collateral (to the extent such Lien is required to be perfected on the Effective Date), subject only to Permitted Encumbrances (provided, (x) solely with respect to Copyrights and Patents (as such terms are defined in the Security Agreement), of and to the extent that such priority and perfection may be achieved by the filing of Uniform Commercial Code financing statements and appropriate documents with the United States Copyright Office and the United States Patent and Trademark Office, (y) solely with respect to real property, to the extent that such priority and perfection is achieved by delivering and recording a Mortgage in the appropriate county filing office and (z) solely with respect to fixtures, to the extent that such fixtures are affixed to real property covered by a duly recorded Mortgage or duly filed Uniform Commercial Code fixture filing), securing the payment of the Secured Obligations, and such Liens are entitled to all of the rights, priorities and benefits afforded by the Uniform Commercial Code or other applicable law as enacted in any relevant jurisdiction which relates to perfected Liens. For avoidance of doubt, the proviso contained in the immediately preceding sentence does not limit any representation or warranty made in any Mortgage. No Mortgage encumbers any portion of Real Property which is located in an area that has been identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except as set forth on Schedule VIII.

SECTION 4.18.  Solvency. As of the date hereof, after giving effect on a pro forma basis to the extensions of credit hereunder and to the other transactions contemplated hereby, (i) the aggregate value of all properties of the Parent Guarantor and its Included Subsidiaries at their present fair saleable value (i.e., the amount that may be realized within a reasonable time, considered to be six to eighteen months, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the properties in question within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Parent Guarantor and its Included Subsidiaries, (ii) the Parent Guarantor and its Included Subsidiaries will not, on a consolidated basis, have unreasonably small capital with which to conduct their business operations as heretofore conducted and (iii) the Parent Guarantor and its Included Subsidiaries will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

SECTION 4.19.  Labor Matters. Except as set forth on Schedule IX, (a) neither the Parent Guarantor nor any of its Included Subsidiaries is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Parent Guarantor or any of its Included Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Parent Guarantor or any of its Included Subsidiaries and (c) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Parent Guarantor or any of its Included Subsidiaries, threatened between the Parent Guarantor or any of its Included Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule IX, neither the Parent Guarantor nor any of its Included Subsidiaries is subject to an employment contract.

ARTICLE V

CONDITIONS

SECTION 5.01.  Effective Date. The obligations of the Lenders to make Loans and of any Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b) Opinions of Counsel to the Obligors. Favorable written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of Cahill Gordon & Reindel LLP, special New York counsel to the Obligors; Charles Blixt, general counsel of the Borrower; Kilpatrick Stockton, LLP, special North Carolina and Intellectual Property counsel to the Obligors; Pestalozzi Lachenal Patry, special Swiss counsel to the Obligors; Stites & Harbison PLLC, special Kentucky counsel to the Obligors; and Andrews Kurth LLP, special Texas counsel to the Obligors.

(c) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, (i) confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 5.02, (ii) as to the matters set forth in Section 4.18 and (iii) confirming that the Consolidated Leverage Ratio (calculated for the Test Period ended October 29, 2006 but (i) with Consolidated Total Debt calculated as at the Effective Date after giving effect to the proposed borrowing requested on the Effective Date and use of proceeds thereof and (ii) excluding obligations in respect of letters of credit) does not exceed 3.0 to 1.

(e) Security Agreement. The Security Agreement, duly executed and delivered by each Obligor and the Collateral Agent and the certificates identified under the name of such Obligor in Annex 3 thereto, in each case accompanied by undated stock powers executed in blank. In addition, each Obligor shall have taken such other action (including delivering to the Collateral Agent, for filing, appropriately completed copies of Uniform Commercial Code financing statements and taking any necessary action in connection therewith) as the Collateral Agent shall have reasonably requested in order to perfect the security interests created pursuant to the Security Agreement.

(f) Mortgages and Title Insurance. The following documents, each of which shall be executed (and, where appropriate, acknowledged) by Persons satisfactory to the Administrative Agent; provided that to the extent that any such documents are not delivered on the Effective Date, the delivery of such documents shall be deemed to be post-closing actions (“Post-Closing Actions”) and shall not constitute conditions precedent under this Section 5.01:

(i) one or more Mortgages covering the Real Property set forth on Schedule VIII (other than Excluded Real Property and Property Designated For Sale), in each case duly executed and delivered by the Borrower in recordable form (in such number of copies as the Administrative Agent shall have reasonably requested);

(ii) favorable written legal opinions from local counsel in the respective states in which the properties covered by the Mortgage(s) are located reasonably satisfactory in form and substance to the Administrative Agent;

(iii) one or more mortgagee policies of title insurance on forms of and issued by one or more title companies reasonably satisfactory to the Administrative Agent (the “Title Companies”), insuring the validity and priority of the Liens created under the Mortgages covering the Real Property set forth on Schedule VIII (other than Excluded Real Property and Property Designated For Sale) for and in amounts equal to at least one hundred fifteen percent (115%) of the appraised value of each of the Real Property set forth on Schedule VIII (other than Excluded Real Property and Property Designated For Sale), subject only to such exceptions as are reasonably satisfactory to the Administrative Agent and, to the extent necessary under applicable law, for filing in the appropriate county land offices, Uniform Commercial Code financing statements covering fixtures, in each case appropriately completed and duly executed;

(iv) as-built surveys of recent date of each of the Principal Facilities, other than those Principal Facilities located at 1814 Ivy Avenue, Winston-Salem, NC and 3190 Center Park Boulevard, Winston-Salem, NC, showing such matters as may be required by the Administrative Agent, which surveys shall be in form and content reasonably acceptable to the Administrative Agent, shall be certified to the Administrative Agent, the Collateral Agent and the Title Companies, and shall have been prepared by a registered surveyor acceptable to the Administrative Agent (it being understood that such surveys delivered in connection with the Existing Credit Agreements are acceptable to the Administrative Agent); and

(v) certified copies of permanent and unconditional certificates of occupancy for the Real Property set forth on Schedule VIII (other than Excluded Real Property and Property Designated For Sale) (or if it is not the practice to issue certificates of occupancy in the jurisdiction in which such respective Real Property is located, then such other evidence reasonably satisfactory to the Administrative Agent that the fully functioning operation and occupancy of such Real Property is permitted) (other than for the Principal Facility located at 1814 Ivy Avenue, Winston-Salem, NC) permitting the fully functioning operation and occupancy of such Real Property and of such other permits necessary for the use and operation of such Real Property issued by the respective governmental authorities having jurisdiction over such Real Property.

In addition, the Borrower shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and in addition shall have paid to the Title Companies an amount equal to the recording and stamp taxes payable in connection with recording the Mortgages and Uniform Commercial Code fixture filings, if applicable, in the appropriate county land offices.

(g) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Parent Guarantor pursuant to Section 6.05(a) and the designation of the Collateral Agent as the loss payee or additional named insured thereunder. In addition, the Borrower shall have delivered a certificate of the president, a vice-president, or a Financial Officer of the Borrower stating that the insurance described in the certificates referred to in the preceding sentence is in full force and effect and that all premiums then due and payable thereon have been paid.

(h) Repayment of Existing Indebtedness. Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including any contingent or other amounts payable in respect of letters of credit) outstanding under the Existing Credit Agreements shall have been (or shall be simultaneously) paid in full, that any commitments to extend credit under the Existing Credit Agreements shall have been canceled or terminated and that all Guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Required Lenders shall have been made).

(i) Certain Regulatory Matters. All documentation requested by either Agent or any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

(j) Lien Results. The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Obligors, and such search shall reveal no Liens on any of the assets of any Obligor except for Liens permitted by Section 7.02 or Liens to be discharged on or prior to the Effective Date.

(k) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to CS may reasonably request.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of (i) such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, and (ii) the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP (“MTHM”), special New York counsel to CS, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, the extensions of credit hereunder and otherwise in connection with the Transactions (to the extent that statements for such fees and expenses have been delivered to the Borrower). Borrower agrees that any prior writings with respect to the fees and expenses of MTHM that are the subject of this paragraph are superseded by the Borrower’s Obligation under this paragraph.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on February

16, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02.  Each Credit Event. The obligation of each Lender to make any Loan, and of any Issuing Lender to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a) the representations and warranties of the Borrower and the Parent Guarantor set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (unless any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date);

(b) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(c) for each borrowing of a Loan, Borrower shall have delivered a completed and signed Request for Loan and for each issuance of a Letter of Credit, Borrower shall have provided the information required by Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower and the Parent Guarantor covenants and agrees with the Lenders that:

SECTION 6.01.  Financial Statements and Other Information. The Parent Guarantor will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each Fiscal Year, the audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that each one of such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the

Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Consolidated Subsidiaries as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous Fiscal Year, all certified by a Financial Officer of the Parent Guarantor as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 30 days after the end of each of the first two fiscal months of each Fiscal Quarter, the consolidated balance sheet and related statements of operations of the Parent Guarantor and its Consolidated Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the Fiscal Quarter, all certified by a Financial Officer of the Parent Guarantor as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal quarterly and year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Parent Guarantor (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.09 and such portions of Sections 7.01, 7.02, 7.03 and 7.05 requiring compliance with certain specified limits, and (iii) stating whether any material change in GAAP used in preparing such financial statements or in the application thereof has occurred since the date of the most recently delivered audited financial statements pursuant to Section 6.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)  within 60 days after the commencement of each Fiscal Year commencing after the Effective Date, the annual operating plan for the Financial Test Group, including an annual budget for the Financial Test Group, forecasts of the income statement, the balance sheet and cash flow statement for the immediately succeeding year;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange (it being understood that the Parent Guarantor shall be deemed to satisfy this requirement to the extent any such document is filed electronically with the Securities and Exchange Commission through (and is publicly available on) the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system)); and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any of its Included Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to Sections 6.01(a), 6.01(b) and 6.01(g) above shall be deemed to have been delivered on the date on which the Parent Guarantor provides notice to the Administrative Agent that such information has been posted on the Parent Guarantor’s website on the internet or at another website identified in such notice and accessible by the Administrative Agent and the Lenders without charge; provided that (i) such notice may be included in the certificate delivered pursuant to Section 6.01(d) and (ii) the Parent Guarantor shall deliver, or cause to be delivered, paper copies of the information referred to in Sections 6.01(a), 6.01(b) and 6.01(g) above to the Administrative Agent upon any request for such delivery.

SECTION 6.02.  Notices of Material Events. The Borrower (for itself and on behalf of the Parent Guarantor) will furnish to the Administrative Agent and each Lender written notice of the following:

(a) promptly after obtaining knowledge of any Default, the occurrence of such Default;

(b) within ten (10) Business Days after discovery by Borrower, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) within ten (10) Business Days after discovery by Borrower, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) within ten (10) Business Days after discovery by Borrower, the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Parent Guarantor or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any Environmental Claim or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) within ten (10) Business Days after discovery by Borrower, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the Parent Guarantor setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken by the Borrower or the Parent Guarantor, as the case may be, with respect thereto.

SECTION 6.03.  Existence; Conduct of Business. The Parent Guarantor will, and, subject to Section 7.03, will cause each of its Included Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04.  Payment of Obligations. The Parent Guarantor will, and will cause each of its Included Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent Guarantor or such Included Subsidiary has set aside on its books adequate reserves with respect thereto if required by and in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.  Maintenance of Properties; Insurance.

(a)  Except to the extent that such obligations are express obligations of any landlord under a lease, the Parent Guarantor will, and will cause each of its Included Subsidiaries to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and Casualty Events excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(b)  Compromise, Adjustment or Settlement. The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any claims for loss, damage or destruction under any policy or policies of insurance, in excess of $2,000,000, and if the Administrative Agent so shall elect to participate in such compromise, adjustment or settlement, the Parent Guarantor shall, and shall cause each of its Included Subsidiaries to, within five Business Days after request therefor reimburse the Administrative Agent for all out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent in connection with such participation. Neither the Parent Guarantor nor any of its Included Subsidiaries shall make any compromise, adjustment or settlement in connection with any such claim, in respect of which the Administrative Agent elected to participate, without the approval of the Administrative Agent, which will not be unreasonably withheld, delayed or conditioned.

SECTION 6.06.  Books and Records; Inspection Rights. The Parent Guarantor will, and will cause each of its Included Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Guarantor will, and will cause each of its Included Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (at such Lender’s sole expense except during the continuance of an Event of Default), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 6.07.  Compliance with Laws.

(a)  The Parent Guarantor will, and will cause each of its Included Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)  Notification of Notices and Orders. The Borrower shall notify the Administrative Agent and the Collateral Agent promptly of any material notice, order, claim or demand that such party receives from any Governmental Authority or any other Person with respect to the Borrower’s compliance with or liability under any laws or regulations (including Environmental Laws) applicable to the Real Property and promptly take any and all actions to challenge such notice, order, claim or demand in accordance with accepted practices and such other actions reasonably necessary to bring its operations at such Real Property into compliance with such laws or regulations, other than where the failure to comply with or the liability under such laws or regulations could not reasonably be expected to cause or result in a Material Adverse Effect. A material notice, order, claim or demand from any Governmental Authority pursuant to an Environmental Law means any such item that could reasonably be expected to result in fines or penalties, exclusive of interest and costs, of $500,000 or more.

(c)  Right to Cure Non-Compliance with Environmental Laws. After the occurrence and during the continuance of any Event of Default with respect to a breach of Section 4.07 or this Section 6.07, the Administrative Agent or the Collateral Agent, at its election and in its sole discretion may, without obligation to do so, and upon reasonable notice to the Borrower (except in an emergency), may cure any failure on the part of the Borrower to comply with Environmental Laws or respond to any Environmental Liability to the extent required under any Environmental Laws. Any partial exercise by the Administrative Agent or the Collateral Agent of the remedies hereinafter set forth, or any partial undertaking on the part of the Administrative Agent or the Collateral Agent to cure the Borrower’s failure to comply with any Environmental Law, shall not obligate the Administrative Agent or the Collateral Agent to complete the actions taken or require the Administrative Agent or the Collateral Agent to expend further sums to cure the Borrower’s noncompliance; nor shall the exercise of any such remedies operate to place upon the Administrative Agent or the Collateral Agent any responsibility for the operation, control, care, management or repair of the Real Property, nor will the Borrower or the Parent Guarantor assert that any such actions make the Administrative Agent or Collateral Agent the “operator” of such Real Property under CERCLA or any other Environmental Laws.

Any amount paid or costs incurred by the Administrative Agent or the Collateral Agent as a result of the exercise by the Administrative Agent or the Collateral Agent of any of the rights hereinabove set forth, together with interest thereon at the default rate specified herein, shall be immediately due and payable by the Borrower to the Administrative Agent or the Collateral Agent, as the case may be, and until paid shall be added to and become a part of the Obligations; and the Administrative Agent or the Collateral Agent, by making any such payment or incurring any such costs, shall be subrogated to any rights of the Borrower to seek reimbursement from any third parties, including, without limitation, a predecessor-in-interest to the Borrower’s title who may be a “responsible party” or otherwise liable under any Environmental Law.

(d)  Environmental Assessment. If after the occurrence and during the continuance of any Event of Default with respect to a breach of Section 4.07 or this Section 6.07, the Administrative Agent or the Collateral Agent desires that an environmental assessment with respect to the Real Properties that are at issue in the Event of Default be prepared, the Borrower agrees to supply such an assessment by an environmental consultant selected by the Borrower and reasonably satisfactory to the Administrative Agent and the Collateral Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Collateral Agent (including, where appropriate, test borings of the ground and chemical analyses of air, water and waste discharges), identifying alternatives and associated costs to address the subject matter of the Event of Default to the extent required under applicable Environmental Laws.

(e)  Indemnity. The Borrower shall indemnify and hold the Administrative Agent, the Collateral Agent, any Issuing Lender and each Lender harmless from and against any and all losses, liabilities, claims, damages or expenses (including any reasonable attorney or expert fees and any Lien filed against the Real Property in favor of any governmental entity, but excluding any loss, liability, claim, damage or expense to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) to the extent arising under any Environmental Law as the result of the operations of Borrower (or any predecessor-in-interest to the Borrower) at the Real Property, or the condition of the Real Property, or any presence, Release or threatened Release of any Hazardous Materials at or from the Real Property (excluding any such Release or threatened Release that shall occur during any period when the Administrative Agent, the Collateral Agent, any Issuing Lender or any of the Lenders shall be in possession of the Real Property following the exercise by the Administrative Agent or the Collateral Agent of any of its rights and remedies hereunder, but including any such Release or threatened Release occurring during such period that is a continuation of conditions previously in existence, or of practices employed by the Borrower, at the Real Property).

SECTION 6.08.  Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used to refinance the loans outstanding under the Existing Credit Agreements and for working capital and other general corporate purposes, including without limitation to pay fees, costs and other transaction expenses incurred in connection with the financings contemplated by the Loan Documents. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only to support payment obligations incurred for general corporate purposes of the Parent Guarantor and its Included Subsidiaries.

SECTION 6.09.  Hedging Agreements. The Borrower will within 90 days of the Effective Date enter into, and thereafter maintain in full force and effect, one or more Hedging Agreements with one or more of the Lenders, the Arranger or Affiliates of any Lender or the Arranger (and/or with a bank or other financial institution having capital, surplus and undivided profits of at least $500,000,000), that effectively enables the Borrower (in a manner reasonably satisfactory to the Administrative Agent) to protect itself against three-month London interbank offered rates exceeding a rate per annum reasonably acceptable to the Administrative Agent as to a notional principal amount at least equal to 50%, of the aggregate principal amount of Term Loans from time to time outstanding, for a period of at least three years measured from the Effective Date.

SECTION 6.10.  Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)  Subsidiary Guarantors. The Parent Guarantor will take such action, and will cause each of its Included Subsidiaries to take such action, from time to time as shall be necessary to ensure that each Domestic Subsidiary (other than a Domestic Subsidiary that, at the time of determination, is a Prohibited Subsidiary or an Inactive Company) is a “Subsidiary Guarantor” hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Included Subsidiaries shall hereafter form or acquire any Person that shall constitute a Domestic Subsidiary (other than a Domestic Subsidiary that, at the time of determination, is a Prohibited Subsidiary or an Inactive Company) of the Borrower, the Parent Guarantor and its Included Subsidiaries will cause such Person to:

(i) become a “Subsidiary Guarantor” hereunder, and a “Securing Party” under the Security Agreement pursuant to a Guarantee Assumption Agreement,

(ii) cause such Subsidiary to take such action (including delivering such shares of stock, delivering such Uniform Commercial Code financing statements and executing and delivering mortgages or deeds of trust covering the real property and fixtures owned or leased by such Subsidiary) as shall be necessary to, subject to the thresholds set forth in clause (c) below with respect to Real Property and subject to the applicable exceptions in the Security Agreement, create and perfect valid and enforceable first priority Liens on substantially all of the property of such new Subsidiary (other than (x) voting stock of any Foreign Subsidiary to the extent that all voting stock of such Foreign Subsidiary subject to such Lien would exceed 65% of the issued and outstanding voting stock of such Foreign Subsidiary and (y) equity interests in any Joint Venture to the extent the pledge of such equity interests under the Security Agreement is prohibited by its organizational documents, joint venture agreement, operating agreement or an agreement governing its Indebtedness) as collateral security for the obligations of such new Subsidiary hereunder and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents with respect to such Subsidiary Guarantor as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)  Ownership of Subsidiaries. In the event that any additional shares of stock shall be issued by any Subsidiary to any Obligor (other than (x) voting stock of any Foreign Subsidiary to the extent that all voting stock of such Foreign Subsidiary subject to the Lien of the Security Agreement would exceed 65% of the issued and outstanding voting stock of such Foreign Subsidiary and (y) equity interests in any Joint Venture to the extent the pledge of such equity interests under the Security Agreement is prohibited by its organizational documents, joint venture agreement, operating agreement or an agreement governing its Indebtedness), such Obligor agrees forthwith to deliver to the Collateral Agent in accordance with and subject to the terms of the Security Agreement the certificates, if any, evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as the Collateral Agent shall request to perfect the security interest created therein pursuant to the Security Agreement. Notwithstanding the foregoing or any other provision herein to the contrary, the Parent Guarantor shall have no Subsidiaries other than the Borrower and Subsidiaries of the Borrower.

(c)  Further Assurances. The Parent Guarantor will, and will cause each of its Included Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Parent Guarantor will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements, account control agreements and other instruments) as shall be reasonably requested by the Collateral Agent to create and maintain, in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate of any Lender or of the Arranger that is a party to any Hedging Agreement entered into with the Borrower) and the Administrative Agent, perfected security interests and Liens in substantially all of the property of such Obligor (other than Excluded Real Property) as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

SECTION 6.11.  Ownership of the Borrower. The Parent Guarantor will at all times cause the Borrower to be its Wholly Owned Subsidiary.

SECTION 6.12.  Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain ratings for the Loans from S&P and from Moody’s.

SECTION 6.13.  Separateness. The Parent Guarantor will, and will cause each of its Included Subsidiaries to, conduct its management, business and affairs, and maintain its books and records, in such manner so that each such Person shall be treated as a corporate entity distinct from each other such Person.

SECTION 6.14.  Post-Closing Actions and Other Matters Regarding Real Property.

(a)  Post-Closing Actions. The Borrower will complete all Post-Closing Actions within 60 days after the Effective Date; provided that (i) the Administrative Agent in its sole discretion may extend such period by means of two successive 30 day extensions and (ii) if consented to by the Required Lenders, the Administrative Agent may agree to any additional extensions thereafter.

(b)  Encumbrance of Property Designated for Sale. The Borrower shall, with respect to the Property Designated for Sale owned by the Borrower on the Effective Date, not later than 180 days after the Effective Date (it being understood that any Property Designated For Sale that is sold prior to such time shall not be subject to the requirements of this paragraph) execute and deliver in favor of the Collateral Agent a Mortgage appropriate for the jurisdiction in which such respective Real Property is situated, pursuant to which the Borrower will create a Lien upon such Real Property (and improvements) in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate of any Lender or of the Arranger that is a party to any Hedging Agreement entered into with the Borrower) and the Administrative Agent as collateral security for the obligations of the Borrower under this Agreement and will deliver such certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in the jurisdiction in which such Real Property is located, then such other evidence reasonably satisfactory to the Administrative Agent that the fully functioning operation and occupancy of such Real Property is permitted), opinions of counsel and title insurance policies as the Administrative Agent shall reasonably request in connection therewith (provided that a legal opinion substantially in the form of the legal opinions addressing certain real estate matters delivered pursuant to Section 5.01(b) on the Effective Date, with such modifications as are necessary for the relevant jurisdictions, shall be deemed to be satisfactory in form and substance to the Administrative Agent), including payment for all such title insurance policies and recording and stamp taxes payable in connection with recording all Mortgages and Uniform Commercial Code fixture filings, if applicable, in the appropriate county land offices.

(c)  After Acquired Fee Interests in Real Property. If any Obligor shall acquire any real property interest, including improvements (but excluding leasehold interests and improvements thereon and any real property interest situated on land not owned in fee), after the date hereof that (i) consists of a retail store or (ii) that is not a retail store and that has a fair market value of $1,000,000 or more (or shall make improvements upon any existing real property interest (excluding leasehold interests and improvements thereon and any real property interest situated on land not owned in fee and the Excluded Real Property) resulting in the fair market value of such interest together with such improvements being equal to $1,000,000 or more), then the Parent Guarantor will (or, as applicable, will cause the respective Obligor holding such real property interest to), subject to the last sentence of this paragraph, within 30 days of the acquisition of or improvements upon such property interest by such Obligor (unless the Borrower requests that the Administrative Agent not, and the Administrative Agent in its sole and absolute discretion based upon the costs and benefits of doing so agrees not to, encumber such property as Collateral) (A) execute and deliver in favor of the Collateral Agent a Mortgage appropriate for the jurisdiction in which such respective real property is situated, pursuant to which such Obligor will create a Lien upon such real property (and improvements) in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate of any Lender or of the Arranger that is a party to any Hedging Agreement entered into with the Borrower) and the Administrative Agent as collateral security for the obligations of such Obligor under this Agreement or, as applicable, under the respective Guarantee Assumption Agreement to which such Obligor is a party, (B) obtain or deliver a current Phase I (with respect to a property, a “current Phase I” means a Phase I prepared within three years of the acquisition of such property) for such property and (C) deliver such certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in the jurisdiction in which such real property is located, then such other evidence reasonably satisfactory to the Administrative Agent that the fully functioning operation and occupancy of such real property is permitted), opinions of counsel and title insurance policies as the Administrative Agent shall reasonably request in connection therewith, including payment for all such title insurance policies and recording and stamp taxes payable in connection with recording all Mortgages and Uniform Commercial Code fixture filings, if applicable, in the appropriate county land offices.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Borrower and the Parent Guarantor covenants and agrees with the Lenders that:

SECTION 7.01.  Indebtedness. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in or permitted pursuant to this Agreement to be excluded from Part A of Schedule III or Part B of Schedule VII (excluding, however, following the making of the initial Loans hereunder, the Indebtedness under the Existing Credit Agreements) and extensions, renewals, refinancings and replacements (“refinancing”) of any such Indebtedness that do not increase the outstanding principal amount thereof (other than to cover the amount of all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing and the amount of reasonable expenses incurred in connection with such refinancing);

(c) Indebtedness owing by any Obligor to any other Obligor;

(d) Guarantees by any Obligor of Indebtedness of any other Obligor;

(e) Indebtedness of the Parent Guarantor or any of its Included Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and refinancings of any such Indebtedness that do not increase the outstanding principal amount thereof beyond the amount necessary to capitalize accrued interest, fees, and transactional expenses incurred in respect of such refinancings any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $3,000,000 at any time outstanding;

(f) Guarantees by any Obligor in respect of Indebtedness incurred by Joint Ventures constituting Investments permitted by Section 7.05(i) and 7.05(k);

(g) Indebtedness under Hedging Agreements permitted by Section 7.05(e);

(h) overdrafts in operating accounts at banks incurred in the ordinary course of business and in an aggregate amount not exceeding $500,000 outstanding at any time, provided that no such overdraft shall remain outstanding for more than three Business Days;

(i) bankers acceptances opened in the ordinary course of business for the importing or exporting of goods in an aggregate amount not exceeding $500,000 at any time;

(j) unsecured structured settlements relating to Disclosed Matters; and

(k) other unsecured Indebtedness (other than Guarantees of Indebtedness incurred by Joint Ventures) in an aggregate principal amount not exceeding $10,000,000 at any time outstanding.

SECTION 7.02.  Liens. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Security Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Parent Guarantor or any of its Included Subsidiaries existing on the date hereof and set forth in or permitted by this Agreement to be excluded from Part B of Schedule III (excluding, however, following the making of the initial Loans hereunder, Liens securing Indebtedness under the Existing Credit Agreements); provided that (i) no such Lien shall extend to any other property or asset of the Parent Guarantor or any of its Included Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and refinancings thereof that do not increase the outstanding principal amount thereof, except as permitted by Section 7.01(b);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent Guarantor or any Included Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent Guarantor or any Included Subsidiary;

(e) Liens on cash posted as margin in an aggregate amount not exceeding $1,000,000 at any time to secure obligations of the Parent Guarantor or any of its Included Subsidiaries under commodity Hedging Agreements permitted by Section 7.05(e);

(f) Liens on assets of any Subsidiary that is not an Obligor; and

(g) other Liens on assets securing obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.

SECTION 7.03.  Fundamental Changes. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.05 and Capital Expenditures permitted under Section 7.09(c). The Parent Guarantor will not, nor will they permit any of its Included Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section:

(a) any Included Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other such Included Subsidiary or dissolved and its affairs wound up; provided that (i) if any such transaction shall be between a Included Subsidiary that is not an Obligor and an Obligor, the Obligor shall be the continuing or surviving corporation and (ii) if any such transaction shall be between a Included Subsidiary that is not a Wholly Owned Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b) any Included Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary; provided that, if the transferor in any such transaction shall be an Obligor, the transferee shall be an Obligor;

(c) the capital stock of any Included Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any Wholly Owned Subsidiary ; provided that, if the transferor in any such transaction shall be an Obligor, the transferee shall be an Obligor;

(d) unless a Default has occurred and is continuing, the Borrower or any of its Included Subsidiaries may sell Property Designated For Sale for cash and for fair market value as determined by the Board of Directors;

(e) the Borrower or any of its Subsidiaries may dispose of obsolete or surplus equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such dispositions are reasonably promptly applied to the purchase price of such replacement equipment;

(f) unless a Default has occurred and is continuing, the Parent Guarantor or any of its Included Subsidiaries may sell all or any portion of its equity interests or other Investments in any Joint Venture for fair market value, subject to the conditions that (a) if the fair market value thereof is greater than $500,000, 75% of the consideration therefor shall be received in cash (the cancellation or reduction of a Guarantee by the Parent Guarantor or any of its Included Subsidiaries in support of obligations of such Joint Venture being deemed to constitute cash for the purposes of this clause (a)), (b) if the aggregate amount of such consideration exceeds $2,000,000, the amount of consideration to be received by the Parent Guarantor or such Included Subsidiary (including the amount of any Guarantee theretofore issued by the Parent Guarantor or such Included Subsidiary to be cancelled in connection with such sale) has been determined by the Board of Directors to be fair to the Parent Guarantor or such Included Subsidiary, (c) if the aggregate amount of such consideration exceeds $10,000,000, the Board of Directors shall have received a fairness opinion in connection with such sale rendered by a recognized institution with established expertise in valuing transactions of such type and (d) in connection with such sale, all Guarantees theretofore issued by the Parent Guarantor or any of its Included Subsidiaries in support of obligations of such Joint Venture shall be cancelled or reduced at least in proportion to the percentage of interests sold;

(g) unless a Default has occurred and is continuing, the Parent Guarantor and its Included Subsidiaries may sell other property for cash for fair market value for consideration not exceeding $10,000,000 in any Fiscal Year;

(h) leases and subleases of property in the ordinary course of business;

(i) non-exclusive licenses of Intellectual Property in the ordinary course of business;

(j) the Parent Guarantor and its Included Subsidiaries may sell assets to the extent permitted by Section 7.10;

(k) all or any portion of any capital stock in any Inactive Company may be sold; and

(l) the Borrower may acquire stores or other assets from franchisees in an amount not to exceed (x) $10,000,000 less (y) the amount used for Investments pursuant to Section 7.05(i), in any Fiscal Year.

The Collateral Agent agrees to execute such UCC termination statements or partial release statements, as applicable, and other Lien release documents as the Borrower reasonably requests to evidence the release of the Collateral Agent’s Lien in respect of property conveyed, sold, transferred or otherwise disposed of in compliance with this Section 7.03; provided that the Borrower shall provide to the Collateral Agent evidence of such transaction’s compliance with this Section 7.03 as the Collateral Agent may reasonably request.

SECTION 7.04.  Lines of Business. The Parent Guarantor and the Borrower will not, nor will they permit any of their Included Subsidiaries to, engage to any material extent in any business other than the business of manufacturing, distributing, franchising, licensing and selling (i) doughnuts, (ii) equipment to manufacture doughnuts and (iii) related products.

SECTION 7.05.  Investments. The Parent Guarantor and the Borrower will not, nor will they permit any of their Included Subsidiaries to, make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in or permitted pursuant to this Agreement to be excluded from Schedule VII or Part A of Schedule III;

(b) operating deposit accounts with banks;

(c) Permitted Investments;

(d) Investments by the Parent Guarantor or any of its Included Subsidiaries in any of its Included Subsidiaries that is an Obligor or that becomes an Obligor contemporaneously with the making of such Investment;

(e) Hedging Agreements entered into by the Parent Guarantor or its Included Subsidiaries in the ordinary course of its or their financial planning and not for speculative purposes;

(f) Investments consisting of security deposits with government agencies, utilities and other like Persons made in the ordinary course of business;

(g) Investments consisting of advances to employees for reasonable business and travel expenses incurred in the ordinary course of business;

(h) Investments consisting of loans or advances to employees not exceeding $1,000,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on the Effective Date;

(i) Investments in Joint Ventures, loans or advances to Krispy Kreme franchisees or doughnut and bakery store operators, or Guarantee obligations at any of the foregoing under leases or Synthetic Leases, in each case made in the ordinary course of business, in an amount not to exceed (x) $10,000,000 less (y) the amount used for acquisitions pursuant to Section 7.03(l), in any Fiscal Year;

(j) any acquisition pursuant to a collateral repurchase agreement that has been identified as a Specified Contingent Obligation in favor of any Krispy Kreme franchisee or its lenders;

(k) Investments in Joint Ventures (either directly or indirectly through one or more Subsidiaries) made after the date hereof in the form of Guarantees, loans or cash issued in exchange for the cancellation or reduction of Guarantees by the Parent Guarantor or any of its Included Subsidiaries outstanding on the date hereof of Indebtedness of the respective Joint Ventures, provided that the amount of each such Investment made after the date hereof shall not exceed the amount of the Guarantee so cancelled or the reduction of the Guarantee so reduced, as the case may be;

(l) Investments in securities or property of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan or organization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(m) Investments (i) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (ii) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(n) Investments by a Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor; and

(o) additional Investments (other than in Joint Ventures) up to but not exceeding $5,000,000 in the aggregate at any one time outstanding.

SECTION 7.06.  Restricted Payments. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that (a) any Wholly Owned Subsidiary may declare and make Restricted Payments to any other Wholly Owned Subsidiary, (b) any other Included Subsidiary may declare and make dividends or other distributions on its common equity interests ratably to all of its equity holders (i) if no Event of Default has occurred and is occurring or (ii) (in the case of any such other Included Subsidiary that is treated as a partnership for tax purposes) to the extent necessary to enable its equity holders to pay income taxes arising from the income of such other Included Subsidiary, (c) the Borrower may declare and make dividends to the Parent Guarantor at such times and in such amounts as are necessary to enable the Parent Guarantor to pay taxes and operating expenses, (d) provided that no Event of Default has occurred and is occurring, the Borrower may declare and make dividends to the Parent Guarantor at such times and in such amounts as are necessary to enable the Parent Guarantor to pay judgment or settlement costs in connection with any action, suit, proceeding, inquiry or investigations involving the Parent Guarantor (i) that is an exception to Section 4.06 or (ii) that is based on substantially the same underlying facts and circumstances as any action, suit, proceeding, inquiry or investigation described in clause (i) above, (e) provided that no Event of Default has occurred and is occurring, the Borrower may declare and make dividends to the Parent Guarantor at such times and in such amounts as are necessary to enable the Parent Guarantor to pay judgment or settlement costs in connection with any other action, suit, proceeding, inquiry or investigations involving the Parent Guarantor not exceeding $1,000,000 in the aggregate in any Fiscal Year and (f) the Borrower may declare and make dividends to the Parent Guarantor at such times and in such amounts as are necessary to enable the Parent Guarantor to make payments on Indebtedness of the Parent Guarantor permitted by Section 7.11.

SECTION 7.07.  Transactions with Affiliates. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent Guarantor or such Included Subsidiary, as the case may be, than could be reasonably obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent Guarantor and/or one or more of its Wholly Owned Subsidiaries, not involving any other Affiliate, (c) any Restricted Payment permitted by Section 7.06, (d) transactions listed on Schedule XI, (e) Investments permitted by Section 7.05 (including Permitted Investments), and (f) issuances of capital stock (other than Redeemable Preferred Stock) and Equity Rights (other than Equity Rights for Redeemable Preferred Stock) by the Parent Guarantor.

SECTION 7.08.  Restrictive Agreements. The Parent Guarantor will not, and will not permit any of its Included Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent Guarantor or any Included Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Included Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Parent Guarantor or any other Included Subsidiary or to Guarantee Indebtedness of the Parent Guarantor or any other Included Subsidiary; provided that:

(i) the foregoing shall not apply to (1) restrictions and conditions imposed by law or by the Loan Documents, (2) restrictions and conditions existing on the date hereof identified on Schedule IV (and contained in any extension or renewal of, or any amendment or modification of the relevant documentation except to the extent expanding the scope of, any such restriction or condition), (3) customary restrictions and conditions contained in agreements relating to the sale of a Included Subsidiary pending such sale, provided such restrictions and conditions apply only to the Included Subsidiary that is to be sold and such sale is permitted hereunder, (4) restrictions and conditions in any agreement of an Included Subsidiary in effect at the time such Included Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower (and contained in any extension or renewal of, or any amendment or modification of the relevant documentation except to the extent expanding the scope of, any such restriction or condition) and (5) restrictions on cash or other deposits or net worth imposed by suppliers, landlords, merchants or similar Persons under contracts entered into in the ordinary course of business; and

(ii) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof and (z) restrictions with respect to the capital stock of an entity imposed by any joint venture agreement, limited liability operating company agreement, partnership agreement or similar agreement governing the operation of such entity with respect to which no Obligor holds a controlling interest.

SECTION 7.09.  Certain Financial Covenants.

(a)  Consolidated Leverage Ratio. The Parent Guarantor will not permit the Consolidated Leverage Ratio to exceed the following respective ratios for any Test Period in any of the following respective periods:

Period	Ratio

First Fiscal Quarter of 2008 Fiscal Year	4.50 to 1.00
Second and Third Fiscal Quarters of 2008 Fiscal Year	4.25 to 1.00
Fourth Fiscal Quarter of 2008 Fiscal Year	4.00 to 1.00
First Fiscal Quarter of 2009 Fiscal Year	3.75 to 1.00
Second, Third and Fourth Fiscal Quarters of 2009 Fiscal Year	3.50 to 1.00
2010 Fiscal Year	3.25 to 1.00
2011 and 2012 Fiscal Years	3.00 to 1.00
2013 Fiscal Year and Thereafter	2.75 to 1.00

(b)  Consolidated Interest Coverage Ratio. The Parent Guarantor will not permit the Consolidated Interest Coverage Ratio to be less than the following respective ratios for any Test Period in any of the following respective periods:

Period	Ratio

First Fiscal Quarter of 2008 Fiscal Year	2.75 to 1.00
Second and Third Fiscal Quarters of 2008 Fiscal Year	3.00 to 1.00
Fourth Fiscal Quarter of 2008 Fiscal Year	3.25 to 1.00
First Fiscal Quarter of 2009 Fiscal Year	3.50 to 1.00
Second and Third Fiscal Quarters of 2009 Fiscal Year	3.75 to 1.00
Fourth Fiscal Quarter of 2009 Fiscal Year	4.00 to 1.00
2010 Fiscal Year	4.25 to 1.00
2011 Fiscal Year and Thereafter	4.50 to 1.00

(c)  Capital Expenditures. The Parent Guarantor will not permit the aggregate amount of Capital Expenditures by the Parent Guarantor and its Included Subsidiaries to exceed the following respective amounts for the following respective periods:

Period	Amount

2008 Fiscal Year	$15,000,000
2009 Fiscal Year	$17,500,000
2010 Fiscal Year and each Fiscal Year thereafter	$20,000,000

If the aggregate amount of Capital Expenditures for any Fiscal Year shall be less than the amount permitted by the table above to be made in such Fiscal Year, then 50% of the shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) Fiscal Year and, for purposes hereof, the amount of Capital Expenditures made during any Fiscal Year shall be deemed to have been made first from the amount permitted by the table above to be made in such Fiscal Year and last from carryover from the preceding Fiscal Year.

SECTION 7.10.  Sale-Leasebacks; Synthetic Leases. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to engage in any sale-leaseback, Synthetic Lease or similar transaction involving any of its assets; provided that the following shall be permitted: a sale of real or personal property made for cash consideration in an amount not less than the cost of such real or personal property and consummated within 90 days after the Parent Guarantor or any Included Subsidiary acquires or completes the construction of such property.

SECTION 7.11.  Parent Guarantor as Holding Company. Notwithstanding anything contained herein to the contrary, the Parent Guarantor will not (a) create, incur, assume or permit to exist any Indebtedness other than Indebtedness under the Loan Documents, (until the Effective Date) its Guarantee of the obligations of the Borrower under the Existing Credit Agreements and Indebtedness permitted by Section 7.01(b), (c), (d), (e), (f), (g), (h) and (j), (b) create, incur, assume or permit to exist any Lien on any of its properties other than Permitted Encumbrances and Liens created by the Loan Documents, (c) own any Investments (other than Investments permitted by Section 7.05 to be owned or made by the Parent Guarantor) or any material properties other than shares of stock of the Borrower and of Montana Mills or (d) engage in any business or transactions other than those ancillary to its status as a publicly traded holding company, including issuances of capital stock and Equity Rights.

SECTION 7.12.  Limitations on Voluntary Prepayments of Certain Other Indebtedness. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment (each of the foregoing actions being referred to herein as a “Voluntary Prepayment”) of the principal of or interest on, or any other amount owing in respect of, any Indebtedness incurred as permitted by Section 7.01(k), unless, on the date of such Voluntary Prepayment, both before and after giving effect to such Voluntary Prepayment (and for purposes of determining whether or not the financial covenants set forth herein are satisfied, after giving pro forma effect to such Voluntary Prepayment for the relevant Test Period), no Default shall have occurred and be continuing.

SECTION 7.13.  Modifications of Certain Documents. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any agreement or instrument governing or evidencing Subordinated Indebtedness in any manner that is materially adverse to the Borrower or the Lenders without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

SECTION 7.14.  Change in Fiscal Year; Accounting Policies; Capital Stock. The Parent Guarantor will not, nor will it permit any of its Included Subsidiaries to, (i) change its Fiscal Year, (ii) change their accounting policies except as required by GAAP or otherwise permitted under Section 1.03 or (iii) change their capital structure including any revision of the terms of their outstanding capital stock or other equity interests, from the Fiscal Year, the accounting policies and the capital structure in existence on the date hereof without the prior consent of the Administrative Agent; provided that the Parent Guarantor may issue additional capital stock and Equity Rights without such consent.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) subject to the proviso set forth in Section 4.12, any representation or warranty made or deemed made by or on behalf of any Affiliated Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower or the Parent Guarantor (as applicable) shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the Borrower’s or the Parent Guarantor’s existence), 6.08 or 6.11 or in Article VII, or any Obligor shall default in the performance of any of its obligations contained in Section 5.02 of the Security Agreement;

(e) the Borrower or its Parent Guarantor (as applicable) shall fail to observe or perform any covenant, condition or agreement contained in Section 6.01(c) and such failure shall continue unremedied for a period of 30 or more days;

(f) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g) any Affiliated Party other than an Immaterial Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Specified Contingent Obligations), when and as the same shall become due and payable;

(h) any event or condition occurs that results in any Material Indebtedness incurred by any Affiliated Party other than an Immaterial Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Affiliated Party other than an Immaterial Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Affiliated Party other than an Immaterial Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) any Affiliated Party other than an Immaterial Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (l) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Affiliated Party other than an Immaterial Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k) any Affiliated Party other than an Immaterial Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Affiliated Party other than an Immaterial Subsidiary or any combination thereof and the same shall remain undischarged, unsatisfied, unstayed and unbonded for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Affiliated Party to enforce any such judgments;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n) a reasonable basis shall exist for the assertion against the Parent Guarantor or any of its Included Subsidiaries, or any predecessor in interest of the Parent Guarantor or any of its Included Subsidiaries, of (or there shall have been asserted against the Parent Guarantor or any of its Included Subsidiaries) an Environmental Claim that, in the judgment of the Required Lenders, is reasonably likely to be determined adversely to the Parent Guarantor or any of its Included Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Parent Guarantor or any of its Included Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(o) a Change in Control shall occur; or

(p) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on collateral having a fair market value in excess of $5,000,000 in the aggregate, intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Collateral Agent (except as a result of the gross negligence or willful misconduct of the Collateral Agent in taking or failing to take any action), free and clear of all other Liens (other than Liens permitted under Section 7.02), or, except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

THE ADMINISTRATIVE AGENT, COLLATERAL AGENT,
LENDERS AND ARRANGER

Each of the Lenders and Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and the Collateral Agent as its agent under the Security Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the applicable Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each Person serving as an Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Guarantor or any Subsidiary or other Affiliate thereof as if it were not an Agent.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any of its Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of their Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and the Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Each Agent may resign at any time by notifying the Lenders, each Issuing Lender, the Borrower and the Parent Guarantor. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (unless an Event of Default has occurred and is continuing, in which case the Borrower need not be consulted), to appoint a successor. If no successor shall have been so appointed for the retiring Administrative Agent by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent’s resignation shall nonetheless become effective and (1) such retiring Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of such Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. The Collateral Agent’s resignation shall not be effective until a successor Collateral Agent shall have been appointed by the Required Lenders and shall have accepted such appointment. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent, shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent, CS Securities in its capacities as Sole Bookrunner and Sole Lead Arranger, CS in its capacity as Syndication Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent, CS Securities in its capacities as Sole Bookrunner and Sole Lead Arranger, CS in its capacity as Syndication Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender acknowledges that CS Securities has no obligation, responsibility or liability to such Lender by reason of any of CS Securities’ roles as sole bookrunner and sole lead arranger for the financing contemplated hereby.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  Notices; Electronic Communications.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower or any Guarantor, to it at 370 Knollwood St., Suite 500, Winston Salem, NC 27103, Attention of Michael Phalen (Telecopy No. 336-733-3791, Telephone No. 336-733-3707); with a copy to Cahill Gordon & Reindel llp, 80 Pine Street, New York, NY 10005, Attention of Gerald S. Tanenbaum, Esq. (Telecopy No. 212-269-5420, Telephone No. 212-701-3000);

(ii) if to the Administrative Agent, to Credit Suisse, 11 Madison Avenue, New York, New York 10010, Attention of Manager, Agency Department, (Telecopy No. (212) 538-8304; Telephone No. (212) 325-9205);

(iii) if to the Collateral Agent, to Credit Suisse, 11 Madison Avenue, New York, New York 10010, Attention of David Dodd, (Telecopy No. (212) 743-1846; Telephone No. (212) 325-5541);

(iv) if to Credit Suisse, as Issuing Lender, to it at 11 Madison Avenue, New York, New York 10010, Attention of Emma Artun, (Telecopy No. (212) 325-8315; Telephone No. (212) 538-1370);

(v) if to Wells Fargo Foothill, Inc., as Issuing Lender, to it at Letters of Credit Department, 2450 Colorado Avenue, Suite 3000 West, Santa Monica, CA  90404, Attention of Lisa Gonzales, (Telecopy No. (310) 453-7422; Telephone No. (310) 453-7269; email: lettersofcredit@wffoothill.com) and Susan Knapp (Telephone No. (310) 453-8260);

(vi) if to the Swingline Lender, to it at Credit Suisse, 11 Madison Avenue, New York, New York 10010, Attention of Manager, Agency Department, (Telecopy No. (212) 538-8304; Telephone No. (212) 325-9205); and

(vii) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.05 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 10.02.  Waivers; Amendments.

(a)  No Deemed Waivers; Remedies Cumulative. No failure or delay by either Agent, any Issuing Lender or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, any Issuing Lender and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b)  Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase any Commitment of any Lender without the written consent of each Lender affected thereby,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement under Section 2.05(f) or Section 2.09(a) (as the case may be), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(d) without the consent of each Lender adversely affected thereby,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender affected hereby,

(vi) release all or substantially all of the Collateral, or

(vii) release any Guarantor that is not an Immaterial Subsidiary from its guarantee obligations under Article III without the written consent of each Lender;

and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Lender or the Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Guarantor.

Except as otherwise provided in this Section 10.02(b) with respect to this Agreement, the Administrative Agent or the Collateral Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Collateral Agent shall not (except as permitted herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Collateral Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such collateral, except that no such consent shall be required, and the Collateral Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any condition precedent in Section 5.02 to any Revolving Credit Borrowing may be effected without the written consent of the Required Lenders with respect to the Revolving Credit Loans. No waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

(c)  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing and the final maturity date of Replacement Term Loans shall not be earlier than the final maturity date of the Refinanced Term Loans and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Term Loan Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03.  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates, including the reasonable fees, charges and disbursements of one special counsel for the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Lender, or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout or restructuring or negotiations in respect of any workout or restructuring and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording, perfection or release of any security interest contemplated by any Security Document or any other document referred to therein.

(b)  Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, any Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party, the Parent Guarantor or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder, or in connection herewith, or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any payments that the Collateral Agent is required to make under any indemnity issued to any bank referred to in the Security Agreement to which remittances in respect of Accounts, as defined therein, are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Guarantor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or the Parent Guarantor or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.

(c)  Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, any Issuing Lender or the Swingline Lender in its capacity as such.

(d)  Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.  Successors and Assigns.

(a)  Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders. Any Lender may assign to one or more assignees who are in the business of making, in the case of an assignment of any Revolving Credit Exposure or Incremental Facility Revolving Credit Exposure, revolving loans and, in the case of any assignment of any other exposure, loans, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that

(i) each Issuing Lender and, except in the case of an assignment to a Lender or an Affiliate (or an Approved Fund) of a Lender, the Administrative Agent (and (A) in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, the Swingline Lender and (B) unless an Event of Default or a payment or bankruptcy Default shall have occurred and be continuing, the Borrower) must give its prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed),

(ii) except in the case of an assignment to a Lender or an Affiliate (or an Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents,

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered together with a processing and recordation fee of $3,500), and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax forms as may be requested by the Administrative Agent.

Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03 and shall continue to be obligated pursuant to Section 10.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)  Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms, if any, requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (if required) and any written consents to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)  Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such

Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, any Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)  Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower consents to the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g)  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)  No Assignments to the Obligors or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Parent Guarantor or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05.  Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may have had notice or knowledge of any

Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06.  Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09.  Governing Law; Jurisdiction; Etc.

(a)  Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c)  Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.  Treatment of Certain Information; Confidentiality.

(a)  Treatment of Certain Information. Each of the Borrower and the Parent Guarantor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower, the Parent Guarantor or one or more of their Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or Affiliates of such Lender and each of the Borrower and the Parent Guarantor hereby authorizes each Lender to share any information delivered to such Lender by the Borrower, the Parent Guarantor and their Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or Affiliate, it being understood that any such subsidiary or Affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)  Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority having jurisdiction over such Person, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, unless prohibited by applicable law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (iii) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent nor any Lender shall incur any liability for failure to give such notice, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to the Borrower and its obligations, (vii) with the consent of the Borrower or the Parent Guarantor or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this paragraph, “Information” means all information received from any Obligor relating to any Obligor or its business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor; including all information provided pursuant to Section 6.01(c) and (f) and all Projections (the “Specified Information”); provided that, in the case of information received from an Obligor after the date hereof (other than any Specified Information), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13.  USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[SIGNATURE PAGES TO FOLLOW]

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Daryl G. Brewster
Name: Daryl G. Brewster
Title: President & CEO

GUARANTORS:

KRISPY KREME DOUGHNUTS, INC.

KRISPY KREME MOBILE STORE COMPANY

KRISPY KREME CANADA, INC.

HD CAPITAL CORPORATION

HDN DEVELOPMENT CORPORATION

GOLDEN GATE DOUGHNUTS, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
                    as authorized Manager

PANHANDLE DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
                    an authorized Manager

By:	KRISPY KREME MANAGEMENT II, LLC,
                    an authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member of Krispy Kreme Management I, LLC and Krispy Kreme Management II, LLC

NORTH TEXAS DOUGHNUTS, L.P.

By:	KRISPY KREME DOUGHNUT CORPORATION,
                    its General Partner

KK CANADA HOLDINGS, INC.

KRISPY KREME BRAND FUND CORPORATION

KRISPY KREME MANAGEMENT I, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

KRISPY KREME MANAGEMENT II, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

KRISPY KREME MANAGEMENT III, LLC

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

SOUTHERN DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
                    as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

SOUTHWEST DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
                    as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

NORTHEAST DOUGHNUTS, LLC

By:	KRISPY KREME MANAGEMENT I, LLC,
                    as authorized Manager

By:	KRISPY KREME DOUGHNUT CORPORATION,
as authorized Member

By: /s/ Michael C. Phalen
Name: Michael C. Phalen
Title: Authorized Officer

LENDERS

CREDIT SUISSE,
CAYMAN ISLANDS BRANCH,
individually and as Administrative Agent, Collateral
Agent, Issuing Lender and Swingline Lender

By /s/ David Dodd
Name: David Dodd
Title: Vice President

By /s/ Denise L. Alvarez
Name: Denise L. Alvarez
Title: Associate

WELLS FARGO FOOTHILL, INC.
a Revolving Credit Lender

By /s/ Kevin S. Fong
Name: Kevin S. Fong
Title: Vice President

Carolina First Bank
a Revolving Credit Lender

By /s/ Kevin M. Short
Name: Kevin M. Short
Title: Senior Vice President

Wachovia Bank, N.A.,
a Revolving Credit Lender

By /s/ R. Alan Proctor
Name: R. Alan Proctor
Title: Senior Vice President